           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 12, 1994


                                  $45,000,000
                          PROTECTIVE LIFE CORPORATION
                               MEDIUM-TERM NOTES
                    DUE 15 YEARS OR MORE FROM DATE OF ISSUE
                               ------------------

    Protective Life Corporation ("Protective Life" or the "Company") may offer from time to time up to $45,000,000 aggregate initial offering price of its Medium-Term Notes (the "Notes"). Each Note will mature on a Business Day 15 years or more from the date of issue, as specified in a pricing supplement hereto (each a "Pricing Supplement"), and is subject to redemption in whole or in part prior to its Stated Maturity (as defined herein) under the circumstances and subject to the limitations described under "Description of the Notes -- Limited Right of Redemption At Option of Beneficial Owner." In addition, each Note may be subject to redemption by Protective Life, in whole or in part, prior to its Stated Maturity, as set forth therein and specified in the applicable Pricing Supplement.

    The interest rate applicable to each Note and other variable terms of the Notes as described herein will be established by Protective Life at or prior to the date of issue of such Note and will be set forth therein and specified in a Pricing Supplement. Interest rates and such other variable terms are subject to change by Protective Life, but no change will affect any Note already issued. The Notes may be issued with original issue discount. See "Description of the Notes -- Original Issue Discount Notes" and "Certain United States Income Tax Considerations." The Notes will be issued only in fully registered book-entry form ("Book-Entry Notes") in denominations of $1,000 and integral multiples thereof unless otherwise specified in the applicable Pricing Supplement. See "Description of the Notes." The Notes will be represented by one or more global Notes registered in the name of the nominee of The Depository Trust Company (the "Depository"). Beneficial interests in the global Notes will be shown on, and transfers thereof will be effected only through, records maintained by the Depository, its nominee and its participants. Except as described herein, Notes in definitive form will not be issued.

    The Notes will be senior unsecured obligations of the Company and will rank PARI PASSU in right of payment with all existing and future senior debt of the Company. The Notes will be effectively subordinated to any debt secured by assets of the Company to the extent of the value of such assets, unless the Notes are also secured by such assets. See "Description of the Notes."

    SEE   "INVESTMENT  CONSIDERATIONS"   BEGINNING  ON  PAGE   S-5  FOR  CERTAIN
CONSIDERATIONS WHICH MAY BE RELEVANT TO AN INVESTMENT IN THE NOTES.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY  STATE SECURITIES COMMISSION PASSED UPON  THE
   ACCURACY  OR ADEQUACY OF THIS PROSPECTUS  SUPPLEMENT OR THE PROSPECTUS TO
    WHICH IT     RELATES. ANY REPRESENTATION TO THE CONTRARY IS A  CRIMINAL
                                    OFFENSE.
                            ------------------------

                                                                      AGENT'S DISCOUNTS AND
                                          PRICE TO PUBLIC (1)          COMMISSIONS (2)(3)         PROCEEDS TO COMPANY (4)
Per Note............................             100%                      2.5% - 3.5%                 96.5% - 97.5%
Total...............................          $45,000,000            $1,125,000 - $1,575,000     $43,425,000 - $43,875,000

(1) Unless otherwise specified in the applicable Pricing Supplement, the Notes will be issued at 100% of their principal amount.

(2) Protective Life will pay a commission ranging from 2.5% to 3.5% of the principal amount of a Note, depending upon its Stated Maturity, to Edward D. Jones & Co., L.P. (the "Agent"). Commissions with respect to Notes with a Stated Maturity in excess of 30 years from the date of issue which are sold through the Agent will be agreed to by Protective Life and the Agent at the time of such sale. Protective Life may also sell Notes to the Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the Agent, or, if so agreed, at a fixed public offering price. Unless otherwise specified in an applicable Pricing Supplement, any Note sold to the Agent, as principal, will be purchased by the Agent at a price equal to 100% of the principal amount thereof less a percentage of the principal amount equal to the commission as described above applicable to an agency sale of Notes with an identical Stated Maturity.

(3) Protective Life has  agreed to indemnify the  Agent against, and to  provide
    contribution   with  respect  to,  certain  liabilities,  including  certain liabilities under the Securities Act of 1933.
(4) Before deducting estimated expenses of $170,000 payable by Protective Life.
                         ------------------------------

    The Notes are being offered on a continuing basis by the Company through the Agent, which has agreed to use its reasonable efforts to solicit offers to purchase the Notes. The Company may also sell Notes to the Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the Agent, or, if agreed, at a fixed public offering price. In addition, the Company may arrange for the Notes to be sold through other agents, may sell Notes directly on its own behalf and may solicit and accept offers, and accept unsolicited offers, to purchase Notes directly on its own behalf or from any other broker or dealer. Unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to cancel or modify the offer made hereby without notice. The Company or the Agent, if it solicits the offer, may reject any offer to purchase Notes in whole or in part. See "Plan of Distribution."
                         ------------------------------


                          EDWARD D. JONES & CO., L.P.

                                ----------------


          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER 15, 1996.

    IN CONNECTION WITH THIS OFFERING, THE AGENT MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SECURITIES OFFERED HEREBY AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                            ------------------------

    FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA,
NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR ADEQUACY OF THIS DOCUMENT.

                            ------------------------

                          PROTECTIVE LIFE CORPORATION

    Protective Life, through its subsidiary life insurance companies, produces, distributes and services a diverse array of insurance and investment products. Protective Life markets individual life insurance, dental insurance, group life and health insurance, credit life and disability insurance, guaranteed investment contracts and annuities throughout the United States. The Company also maintains a separate line of business devoted exclusively to the acquisition of insurance policies from other companies. Unless the context otherwise requires, as used in this Prospectus Supplement "Protective Life" refers to the consolidated group of Protective Life and its subsidiaries. Protective Life's principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223 (Telephone: (205) 879-9230).


    For the year ended December 31, 1995, Protective Life reported revenues of $922 million and net income of $76.7 million. For the nine months ended September 30, 1996, Protective Life reported revenues of $772 million and net income of $64.4 million. At September 30, 1996, Protective Life had total assets of $8.0 billion, stockholders' equity of $572 million and life insurance in force of $67.5 billion. Protective Life Insurance Company, the Company's principal operating subsidiary, was founded in 1907 and is currently rated "A+ (Superior)" by A.M. Best Company, Inc. ("A.M. Best"). A.M. Best, an independent insurance industry rating organization, assigns fifteen letter ratings to insurance companies, ranging from "A++ (Superior)" to "C- (Fair)." A.M. Best's ratings are based on factors of relevance primarily to policyholders and are not directed to the protection of investors, such as holders of the Notes. Such ratings do not apply to the Notes offered hereby.


    Protective Life is organized around six primary divisions: Acquisitions, Financial Institutions, Group, Guaranteed Investment Contracts, Individual Life and Investment Products. The Company has an additional business segment, which is referred to in this Prospectus Supplement as Corporate and Other.

ACQUISITIONS DIVISION

    The Acquisitions Division focuses solely on acquiring, converting and servicing blocks of insurance policies acquired from other companies. The Company has long been an active acquirer of blocks of insurance policies and has closed approximately 35 acquisitions over the last 25 years. These acquisitions are generally accomplished through acquisitions of companies or through the assumption or reinsurance of policies or coinsurance arrangements under which contractual benefits and risks, and policy reserves, associated with the block are transferred to Protective Life in return for the payment of a ceding commission by Protective Life. Generally, such acquisitions do not include the acquisition of an active sales force. Blocks of policies acquired through the Acquisitions Division are generally administered as "closed" blocks -- no new policies are sold. Therefore, the amount of insurance in force for a particular block of acquired business is expected to decline with time due to lapses and deaths of the insureds.

FINANCIAL INSTITUTIONS DIVISION

    The Financial Institutions Division specializes in marketing credit life and credit disability insurance products through commercial banks, savings and loan associations, mortgage bankers and automobile dealers. The majority of these policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States. The Division markets through employee field representatives, independent brokers and a wholly-owned subsidiary. The Financial Institutions Division also offers certain products through direct mail solicitation to customers of financial institutions. The Division has entered into a reinsurance arrangement whereby all of the Division's new credit insurance sales are ceded to a reinsurer.

GROUP DIVISION

    The Group Division manufactures, distributes and services group, dental, cancer and payroll deduction insurance products. Protective Life markets its group insurance products primarily in the southeastern and southwestern United States using the services of brokers who specialize in group products. The Group Division offers substantially all forms of group insurance customary in the industry, making available complete packages of life and accident and health insurance coverages, typically to employee groups of 25 to
100. The life and accident and health insurance packages include hospital and medical coverages, as well as dental and disability coverages. To address rising health care costs, the Group Division provides cost containment services such as utilization review and catastrophic case management.


    The Group Division's recent marketing emphasis has been on indemnity and managed-care dental products. The Group Division was a pioneer in developing dental indemnity products for the voluntary payroll deduction market. In the first quarter of 1995, Protective Life entered the dental managed care market when it acquired a dental managed care company which transacts business under the trade name "DentiCare." The Group Division provides a "dual choice" option by offering DentiCare's products through the Company's existing indemnity dental distribution channels. At September 30, 1996, the Company had approximately 373,000 members in its dental HMOs and over 848,000 individuals covered in total by its dental programs. The Group Division from time to time may consider expanding the dental business through acquisitions. In the first quarter of 1996, the Group Division extended the geographic reach of its dental managed care operations into Oklahoma, Arkansas and Missouri, and added approximately 38,000 new members, through the acquisition of two dental managed care plans licensed to do business in those states.


GUARANTEED INVESTMENT CONTRACTS DIVISION

    In 1989, Protective Life began selling guaranteed investment contracts ("GICs"). Protective Life's GICs are contracts, generally issued to a 401(k) or other qualified retirement savings plan, which guarantee a fixed return on deposits with such a plan for a specified period and often provide flexibility for withdrawals, in keeping with the benefits provided by the plan. Protective Life also offers related products, including fixed-rate contracts offered to the trustees of municipal bond proceeds, floating-rate contracts issued to bank trust departments and long-term annuity contracts used to fund certain state obligations.

INDIVIDUAL LIFE DIVISION

    The Individual Life Division markets universal and other life insurance products on a national basis. The Division primarily utilizes a distribution system based on experienced independent personal producing general agents who are recruited by regional sales managers. The Division also distributes insurance products through stockbrokers, through the payroll deduction market and in the life insurance brokerage market. The Individual Life Division also offers its products to other insurance companies and their distribution systems under private label arrangements.

    Current marketing efforts in the Individual Life Division are directed toward the Company's various universal life products and products designed to compete in the term market. Protective Life currently emphasizes back-end loaded universal life policies which reward the continuing policyholder and which should help maintain the persistency of its universal life business. The products designed to compete in the term market place are term-like policies with guaranteed level premiums for the first ten, fifteen or twenty years which provide a competitive net cost to the insured.

    The Division also includes ProEquities, Inc. ("PES"), an affiliated securities broker-dealer. Through PES, members of Protective Life's field force who are licensed to sell securities can sell stocks, bonds, mutual funds and investment products that may be manufactured or issued by companies other than Protective Life.

INVESTMENT PRODUCTS DIVISION

    The Investment Products Division markets fixed and variable annuity products, which are primarily used by consumers as a source of retirement savings. The Division's annuity products are sold through broker-dealers (including PES), financial institutions and the Individual Life Division's agent sales force. The Investment Products Division's primary product is a variable annuity that offers mutual funds managed by Goldman Sachs & Co.

CORPORATE AND OTHER


    The Corporate and Other segment consists of earnings from Protective Life's 50%-owned joint venture with the Lippo Group for the marketing of individual life insurance in Hong Kong, unallocated net investment income on capital, interest expense on substantially all debt, charitable contributions and earnings from several small insurance lines of business and small noninsurance subsidiaries, such as Protective Life's minority interest in QuickQuote, an Internet-based insurance distribution system.


INVESTMENT PORTFOLIO


    The Company targets three primary investment asset categories: mortgage-backed securities, corporate bonds and bank loan participations, and a specialized class of commercial mortgage loans. The portfolio is actively managed to support the liabilities of Protective Life's lines of business, giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the composition of the portfolio by asset type and credit exposure. The following table shows the composition of Protective Life's invested assets at September 30, 1996:



                                                                                                       PERCENT
                                                                                  DOLLARS             OF TOTAL
                                                                               (IN THOUSANDS)      INVESTED ASSETS
                                                                               --------------  -----------------------
Fixed-Maturity Investments
  Mortgage-Backed Securities.................................................   $  2,245,739                35%
  Corporate Bonds and Bank Loan Participations...............................      1,910,173                30
                                                                               --------------              ---
    Total Investment Grade...................................................      4,155,912                65
  Unrated or Below Investment Grade..........................................        351,815                 5
                                                                               --------------              ---
    Total Fixed-Maturity.....................................................      4,507,727                70
Mortgage Loans on Real Estate................................................      1,515,709                24
Policy Loans.................................................................        165,706                 2
Other, including Short-Term Investments......................................        259,612                 4
                                                                               --------------              ---
    Total Invested Assets....................................................   $  6,448,754               100%



    In its mortgage-backed securities portfolio, Protective Life has focused on sequential and planned amortization class securities, which tend to be less volatile than other classes of mortgage-backed securities, and on strict underwriting and constant monitoring of the portfolio. Almost all of the Company's corporate bonds are investment grade, publicly traded securities. The Company's participation in senior bank loan programs provides it with enhanced yields and flexibility in matching maturities in its GIC portfolio. Bank loan participations totalled $231 million at September 30, 1996.



    In its approach to commercial mortgage loans, the Company has, for 25 years, specialized in originating small (average new loan size of $2.9 million) loans to finance shopping centers, typically in smaller communities. On a cumulative basis, the Company has had no significant loss of principal on its commercial mortgage loan portfolio over the last 20 years. As of September 30, 1996, 1.9% of the commercial loan portfolio was classified as 90 days past due, foreclosed or restructured, which the Company believes to be well below the life insurance industry average.


                           INVESTMENT CONSIDERATIONS

    Set forth below is a discussion of certain considerations which may be relevant to an investment in the Notes. For additional information concerning these considerations and other factors which may be relevant to such an investment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Known Trends and Uncertainties" included in Protective Life's 1995 Annual Report and incorporated by reference into its Annual Report on Form 10-K for the year ended December 31, 1995.

COMPETITION

    Life insurance is a highly competitive industry, and Protective Life encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective Life, as well as competition from other providers of financial services.

RATINGS

    Ratings are an important factor in the competitive position of insurance companies. Rating organizations periodically review the financial performance and condition of insurers, including Protective Life and its insurance subsidiaries. A downgrade in the ratings of Protective Life's subsidiaries could adversely affect its ability to sell its products and its ability to compete for attractive acquisition opportunities.

LIQUIDITY OF INVESTMENT PORTFOLIO

    Many of the products offered by Protective Life's insurance subsidiaries allow policyholders and contractholders to withdraw their funds under defined circumstances. Protective Life's insurance subsidiaries design products and configure investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability programs are used continuously to monitor the relative duration of the Company's assets and liabilities. While Protective Life's insurance subsidiaries own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective Life's insurance subsidiaries to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Protective Life.

INTEREST RATE FLUCTUATIONS

    Sudden changes in interest rates expose life insurance companies to the risk of not earning anticipated spreads between the returns earned on investments and the credited rates paid on outstanding polices. Both rising and declining interest rates can negatively affect the Company's spread income. While Protective Life maintains programs and procedures designed to protect spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.

REGULATION AND TAXATION

    Protective Life's insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power over all aspects of the insurance business, including premium rates, marketing practices, advertising, policy forms and capital adequacy, and is concerned primarily with the protection of policyholders. Protective Life cannot predict the form of any future regulatory initiatives.

    Under the Internal Revenue Code of 1986, as amended (the "Code"), income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective Life's products a competitive advantage over other non-insurance products. To the extent that the Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, life insurance companies, including Protective Life, would be adversely affected.

LITIGATION

    A substantial number of civil jury verdicts have been returned against life and health insurers in the jurisdictions in which Protective Life does business involving the insurers' sale practices, alleged agent misconduct, failure to properly supervise agents and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer, including material amounts of punitive damages that are disproportionate to the actual damages. In some states (including Alabama), juries have substantial discretion in awarding punitive damages, which creates the potential for unpredictable material adverse judgments in any given punitive damages suit. Protective Life and its subsidiaries, like other life and health insurers, in the ordinary course of business are involved in such litigation. In addition, in some class action and other lawsuits involving insurers' sales practices, insurers have made material settlement payments. Although the outcome of any litigation cannot be predicted with certainty, the management of Protective Life believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the Company's financial condition.

INVESTMENT RISKS

    Protective Life's invested assets are subject to customary risks of credit defaults and changes in market values. The value of the Company's commercial mortgage portfolio depends in part on the creditworthiness of the tenants occupying the properties which the Company has financed. Factors that may affect the overall default rate on, and market value of, the Company's invested assets include interest rate levels, financial market performance and general economic conditions, as well as particular circumstances affecting the businesses of individual borrowers and tenants.

HOLDING COMPANY STRUCTURE

    Protective Life is a holding company that derives substantially all of its operating income and cash flow from its insurance company subsidiaries.
Protective Life's ability to pay its obligations, including principal and interest on the Notes, is affected by the ability of its insurance company subsidiaries to declare and distribute dividends and to make other payments to the Company. For a description of certain restrictions on the ability of such subsidiaries to make such payments to Protective Life, see "Protective Life Corporation" in the accompanying Prospectus.

                              RECENT DEVELOPMENTS


REFUND TO CERTAIN POLICYHOLDERS



    On October 7, 1996, Protective Life announced that it would make voluntary refunds to certain of its cancer insurance policyholders and would reduce premium rates charged to such policyholders. Cancer sales brochures distributed by the Company to its sales force nationwide from 1989 through 1991 stated that premium rates could be raised only after approval by the policyholder's state insurance department. That statement was correct in most states in which the brochures were used; however, in twelve states in which the brochures were used, rate increases were filed with the state insurance departments but no approval was required for the rate increases to become effective. Protective Life has notified affected policyholders and will make refunds and will roll back rates where appropriate. The Company recorded a one-time charge of approximately $6.8 million pre-tax, $4.4 million after tax, or $.15 per share, in the quarter ended September 30, 1996, representing the cost of the refunds and related expenses.

                                 CAPITALIZATION


    The following table sets forth the unaudited summary capitalization of Protective Life and its consolidated subsidiaries at September 30, 1996 and as adjusted to give effect to the sale of the Notes offered hereby and the planned application of the net proceeds therefrom as described under "Use of Proceeds" herein. The table below should be read in conjunction with Protective Life's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.



                                                                                        AS OF SEPTEMBER 30, 1996
                                                                                       ---------------------------
                                                                                         ACTUAL      AS ADJUSTED
                                                                                       -----------  --------------
                                                                                             (IN THOUSANDS)
Long-term debt
  Notes payable to banks.............................................................  $    44,000   $     19,969
  7.95% Senior Notes due July 1, 2004................................................       75,000         75,000
  Medium-Term Notes..................................................................       20,000         45,000
                                                                                       -----------  --------------
    Total long-term debt.............................................................      139,000        139,969
Series A Preferred Securities of PLC Capital (minority interest in consolidated
 subsidiary).........................................................................       55,000         55,000
Stockholders' equity
  Preferred Stock ($1 par value shares authorized: 3,600,000; issued: none)..........      --             --
  Junior Participating Cumulative Preferred Stock ($1 par value shares authorized:
   400,000; issued: none)............................................................      --             --
  Common equity ($.50 par value shares authorized: 80,000,000; issued and
   outstanding: 30,803,052)..........................................................      572,217        572,217
                                                                                       -----------  --------------
    Total stockholders' equity.......................................................      572,217        572,217
                                                                                       -----------  --------------
      Total capitalization...........................................................  $   766,217   $    767,186
                                                                                       -----------  --------------
                                                                                       -----------  --------------


                                USE OF PROCEEDS


    The net proceeds from the sale of the Notes, estimated to equal $43,255,000 (assuming payment to the Agent of a 3.5% commission on the total principal amount of the Notes), initially will be used to repay outstanding indebtedness of the Company under the Credit Agreement, dated as of July 30, 1993, as subsequently amended, with certain commercial lending institutions and AmSouth Bank of Alabama, as agent for the lenders (the "Revolver"). The Company can borrow up to $70 million on an unsecured basis under the Revolver, which is scheduled to terminate on July 31, 1998, unless terminated earlier in accordance with its terms. As of September 30, 1996, a total of $44,000,000 was outstanding under the Revolver. Each loan under the Revolver has a three-year maturity, with a variable interest rate tied to the London Interbank Offering Rate plus a specified factor. As of September 30, 1996, the weighted average interest rate on outstanding loans under the Revolver was 5.8%. While the net proceeds from the sale of the Notes initially will be used to repay outstanding indebtedness under the Revolver, amounts may be reborrowed under the Revolver thereafter and used for general corporate purposes, including the Company's working capital needs, possible acquisitions of additional blocks of insurance policies or otherwise to support the continued growth of the Company's business.

                      SELECTED CONSOLIDATED FINANCIAL DATA


    The following selected financial information for the years ended as of December 31, 1995, 1994, 1993, 1992 and 1991 has been derived from previously published audited consolidated financial statements of Protective Life, prepared in accordance with generally accepted accounting principles, which have been examined and reported upon by Coopers & Lybrand L.L.P., independent auditors. The selected financial information for the nine months ended September 30, 1995 and 1996 is unaudited but, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been included. Operating results for the nine-month period ended September 30, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. The selected financial information should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein.



                                    NINE MONTHS
                                ENDED SEPTEMBER 30,                               YEARS ENDED DECEMBER 31,
                           -----------------------------   ----------------------------------------------------------------------
                               1996            1995            1995           1994         1993            1992           1991
                           -------------   -------------   -------------   ----------  -------------   -------------   ----------
                                                     (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA
Premiums and Policy
 Fees....................  $  343,111      $  310,502(1)   $  411,681(1)   $  402,772  $  370,758      $  323,136      $  273,975
Net Investment Income....     384,149         354,603         475,924         417,825     362,130         284,069         233,502
Realized Investment Gains
 (Losses)................       5,882           3,401           1,612           6,298       5,054             (14)         (3,085)
Other Income.............      38,931          22,395(1)       32,663          21,553      21,695          18,835          11,556
                           -------------   -------------   -------------   ----------  -------------   -------------   ----------
Total Revenues...........     772,073         690,901         921,880         848,448     759,637         626,026         515,948
Benefits and Expenses....     670,854         599,755(1)      800,846(1)      742,275     674,593         566,079         464,245
                           -------------   -------------   -------------   ----------  -------------   -------------   ----------
Income Before Income
 Tax.....................     101,219          91,146         121,034         106,173      85,044          59,947          51,703
Net Income...............      64,391          57,743          76,665          70,401      56,550(2)       41,420(3)       35,789

PRE-TAX INCOME BY
 BUSINESS SEGMENT (1)
Acquisitions.............      38,252          34,481          48,490          37,328      27,415(4)       18,785          22,199
Financial Institutions...       6,893           6,036           8,375           9,024       7,137           4,907           4,104
Group....................       2,821(5)        7,961          10,060          10,139       8,501           6,723           6,541
Guaranteed Investment
 Contracts (6)...........      22,299          22,524          27,649          29,005      23,245          13,400           8,839
Individual Life..........      11,502          12,029          13,490          13,933      18,005(4)       11,875          11,049
Investment Products......       9,822           6,343           9,724            (705)      1,255(4)        3,690            (241)
Corporate and Other
 (6).....................       3,840           1,163           2,663           2,183      (2,390)(4)       2,016           1,897
Unallocated and Realized
 Investment Gains........       5,790             609             583           5,266       1,876          (1,449)         (2,685)
                           -------------   -------------   -------------   ----------  -------------   -------------   ----------
Total Pre-tax Income.....     101,219          91,146         121,034         106,173      85,044          59,947          51,703

BALANCE SHEET DATA
Total Invested Assets....   6,448,754       5,983,666       6,025,056       5,301,911   4,766,711       3,597,070       2,795,755
Total Assets.............   7,986,781       7,096,020       7,231,257       6,130,284   5,316,005       4,006,667       3,120,290
Total Debt...............     139,000         140,500         115,500          98,000     147,118          88,248          57,579
Total Liabilities........   7,414,564       6,619,007       6,704,700       5,859,911   4,955,272       3,725,267       2,868,545
Stockholders' Equity
 (7).....................     572,217         477,013         526,557         270,373     360,733         281,400         251,745
Stockholders' Equity
 Excluding Net Unrealized
 Gains and Losses on
 Investments.............     589,540         454,376         468,694         377,905     321,449         278,244         247,764

PER SHARE DATA (8)
Net Income...............        2.15(5)         2.03            2.68            2.57        2.07(2)         1.52(3)         1.31
Stockholders' Equity
 (7).....................       18.58           16.58           18.30            9.86       13.17           10.28            9.22
Stockholders' Equity
 Excluding Net Unrealized
 Gains and Losses on
 Investments.............       19.14           15.79           16.29           13.78       11.74           10.16            9.08

                                    NINE MONTHS
                                ENDED SEPTEMBER 30,                               YEARS ENDED DECEMBER 31,
                           -----------------------------   ----------------------------------------------------------------------
                               1996            1995            1995           1994         1993            1992           1991
                           -------------   -------------   -------------   ----------  -------------   -------------   ----------
CONSOLIDATED STATUTORY                               (IN THOUSANDS EXCEPT RATIOS AND PER SHARE AMOUNTS)
 FINANCIAL DATA (9)
Net Income...............  $   79,490      $   74,049      $  115,259      $   68,945  $   53,138      $   32,426      $   35,196
Total Capital and
 Surplus.................     458,900         324,319         324,416         306,858     265,075         208,476         189,473

OTHER DATA
Ratio of Consolidated
 Earnings to Fixed
 Charges (10)............       14.6x           12.8x           13.6x           14.7x       14.4x           13.5x            9.7x
Ratio of Consolidated
 Earnings to Combined
 Fixed Charges and
 Dividends on Monthly
 Income Preferred
 Securities (11).........        9.8x            8.6x            9.0x           10.8x       14.4x           13.5x            9.7x
Ratio of Consolidated
 Earnings to Interest on
 Debt, Dividends on
 Monthly Income Preferred
 Securities and Interest
 Credited on Investment
 Products (12)...........        1.4x            1.4x            1.4x            1.4x        1.4x            1.3x            1.4x


------------------------------
(1) Certain reclassifications have been made in the previously reported results to make prior period results comparable to those of the current year. Such reclassifications had no effect on previously reported net income, total assets or stockholders' equity.

(2) Reduced by one-time adjustment of income tax expense of $1,261 or $.05 per share due to increase in the corporate income tax rate from 34% to 35%.

(3) Reflects the adoption of SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," which decreased net income $1,053 or $.04 per share.

(4) In 1993 Protective Life changed the method used to apportion net investment income within Protective Life. The change resulted in increased income attributable to the Acquisitions, Individual Life and Investment Products business segments of $2,600, $3,000 and $2,000, respectively, while decreasing income of the Corporate and Other segment.


(5) Includes a $6,750 pre-tax, $4,388 after tax, or $0.15 per share, one-time charge to earnings related to the refund of cancer premiums.



(6) Pre-tax income for the Guaranteed Investment Contracts business segment has not been reduced by pre-tax minority interest of $1,631 in 1991. Pre-tax income for the Corporate and Other business segment has not been reduced by pre-tax minority interest of $4,950 in 1995, $2,764 in 1994, $19 in 1993 and $90 in 1992 and 1991, and $3,713 in both the nine month periods ended September 30, 1996 and 1995. Such minority interest in 1996, 1995 and 1994 arises from payments made on Monthly Income Preferred Securities issued in 1994.



(7) Reflects the adoption of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities" at December 31, 1993. As prescribed by SFAS No. 115, certain investments are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of stockholders' equity. The market values of fixed maturities increase or decrease as interest rates fall or rise. Therefore, although the adoption of SFAS No. 115 does not affect the Company's operations, its reported stockholders' equity will fluctuate significantly as interest rates change.



(8) Prior periods have been restated to reflect a two-for-one stock split on June 1, 1995.



(9) These data are for Protective Life's insurance subsidiaries and are prepared in conformity with statutory accounting practices prescribed or permitted by insurance regulatory authorities. Statutory accounting practices differ in some respects from generally accepted accounting principles. For example,
    (a) acquisition costs of obtaining new businesses are expensed as  incurred,
    (b) benefit liabilities are computed using methods statutorily mandated and are not adjusted for actual experience, (c) income tax expense is computed on taxable earnings and (d) furniture and equipment, agents' debit balances and prepaid expenses are charged directly against surplus rather than reported as assets.



(10) The ratio of consolidated earnings to fixed charges is calculated by dividing the sum of income before income tax (excluding pre-tax minority interest but not excluding dividends on Monthly Income Preferred Securities reported as minority interest) and interest expense on debt, by interest expense on debt.



(11) The ratio of consolidated earnings to combined fixed charges and dividends on Monthly Income Preferred Securities is calculated by dividing the sum of income before income tax (excluding pre-tax minority interest but not excluding dividends on Monthly Income Preferred Securities reported as minority interest) and interest expense on debt, by interest expense on debt and dividends on Monthly Income Preferred Securities.



(12) The ratio of consolidated earnings to interest on debt, dividends on Monthly Income Preferred Securities and interest credited on investment products is calculated by dividing the sum of income before income tax (excluding pre-tax minority interest but not excluding dividends on Monthly Income Preferred Securities reported as minority interest), interest expense on debt and interest credited on investment products, by the sum of interest expense on debt, dividends on Monthly Income Preferred Securities and interest credited on investment products. Investment products include products such as GICs and annuities.

                            DESCRIPTION OF THE NOTES

GENERAL

    The Notes offered hereby will be issued under a Senior Indenture, dated as of June 1, 1994 (the "Senior Indenture"), between the Company and The Bank of New York, as Trustee, as supplemented from time to time by one or more supplemental indentures (each a "Supplemental Indenture"), to be entered into by the Company and the Trustee in respect of the Notes (the Senior Indenture, as so amended and supplemented, is referred to hereinafter as the "Indenture"). The form of the Senior Indenture has been filed, and a copy of the Supplemental Indentures referred to above will be filed, as exhibits to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part. The following summary of certain provisions of the Indenture and of the Notes (referred to in the accompanying Prospectus as the "Debt Securities") supplements, and to the extent inconsistent therewith replaces, the summary of certain provisions of the Debt Securities set forth in the accompanying Prospectus, to which reference is hereby made. These summaries together address the material terms of the Notes and the Indenture but are subject to, and are qualified in their entirety by reference to, the text of the Notes and the Indenture, including the definitions therein of certain terms capitalized in this Prospectus Supplement. The following description of the Notes will apply unless otherwise specified in an applicable Pricing Supplement.


    The Notes are currently limited to $45,000,000 aggregate initial offering price. As of the date of this Prospectus Supplement, the Company has issued Notes in the aggregate principal amount of $20 million. The Notes will be offered on a continuing basis. Each Note will have a maturity date of not less than 15 years from the date of issue ("Stated Maturity"), as specified in an applicable Pricing Supplement.


    Unless otherwise specified in a Pricing Supplement, each Note shall bear interest from the date of issue at the fixed rate per annum specified therein and in the applicable Pricing Supplement. The Notes may be issued at significant discounts from their principal amount payable at the Stated Maturity (or on any prior date on which the principal or a portion of the principal of a Note becomes due and payable, whether by the declaration of acceleration, call for redemption at the option of the Company, repayment at the option of the Holder or otherwise) (each such date, a "Maturity"), and some Notes may not bear interest.

    Interest rates and other variable terms of the Notes are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. Interest rates offered by the Company with respect to the Notes may differ depending upon, among other things, market conditions and the aggregate principal amount of the Notes purchased in any single transaction.

    The Notes will be issued only in fully registered form in denominations of $1,000 and any integral multiple thereof. The Notes will be denominated in United States dollars and payments of principal of, and premium, if any, and interest on, the Notes will be made in United States dollars.

    The provisions of Article 4 of the Indenture relating to defeasance, which are described in the accompanying Prospectus, will apply to the Notes.

    Reference is made to the accompanying Prospectus for a detailed summary of additional provisions of the Notes and of the Indenture.

RANKING


    The Notes will be unsecured general obligations of the Company and will rank PARI PASSU with all other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. The Indenture does not limit the aggregate principal amount of Debt Securities which may be issued thereunder, and Debt Securities may be issued thereunder from time to time in one or more series up to the aggregate principal amount from time to time authorized by the Company for each series. Prior to the date of this Prospectus Supplement, the Company had issued $95 million aggregate principal amount of Debt Securities, including $20 million aggregate principal amount of the Notes, under the Indenture. The Company may, from time to time, without the consent of the Holders of the Notes, provide for the issuance of Notes or other Debt Securities under the Indenture in addition to the Notes offered hereby and the other Debt Securities previously issued.


    The Notes will be senior to future unsecured subordinated indebtedness issued by the Company, if any. The Indenture does not preclude the Company's Subsidiaries from issuing secured or unsecured indebtedness. Further, if the Company issues secured indebtedness, to the extent the security granted consists of capital stock in Restricted Subsidiaries, the Indenture requires the Notes to be PARI PASSU as to security, except in the case of liens (as defined in the Supplemental Indenture relating to a particular issuance of Notes) (i) on the shares of stock of a subsidiary of a Person that is merged with or into Protective Life or a Subsidiary securing debt of such Person, which debt was outstanding prior to such merger, but only if such pledge and debt were not incurred in anticipation of such merger, (ii) in favor of Protective Life securing debt of a Restricted Subsidiary owed to Protective Life, (iii) for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which are being contested, or (iv) created by or resulting from any litigation or legal proceeding being contested. To the extent the security consists of assets other than capital stock in Restricted Subsidiaries, the Indenture provides no corresponding protection for the Notes. Therefore, indebtedness issued by the Company's Subsidiaries and indebtedness issued by the Company secured by assets other than capital stock of Restricted Subsidiaries may be paid ahead of the Notes in the event of insolvency of the Company or its Subsidiaries.

    The term "Restricted Subsidiary" means any Subsidiary of Protective Life with assets greater than or equal to 20% of all assets of Protective Life and its Subsidiaries, computed and consolidated in accordance with generally accepted accounting principles.

GLOBAL NOTES

    The Notes will be issued in the form of one or more fully registered global securities, representing the aggregate principal amount of the Notes (the "Global Notes"), that will be deposited with, or on behalf of, the Depository, and registered in the name of Cede & Co., the nominee of the Depository, and, except under circumstances described in the Prospectus under "Description of Debt Securities of Protective Life -- Global Debt Securities," Global Notes will not be exchangeable for definitive Notes and will not otherwise be issuable as definitive Notes.

    The Depository has advised Protective Life that the Depository is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of section 17A of the Securities Exchange Act of 1934, as amended. The Depository holds securities that its participants ("Participants") deposit with it. The Depository also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depository is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depository's book-entry system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to the Depository and its participants are on file with the Securities and Exchange Commission.

    Principal and interest payments on the Notes will be made to the Depository. The Depository's practice is to credit Direct Participants' accounts on the relevant payable date in accordance with their respective holdings shown on the Depository's records unless the Depository has reason to believe that it will not receive payment on such payable date. Payments by Participants to actual purchasers of each Note or their transferees ("Beneficial Owners") will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of the Depository, the Trustee, or Protective Life, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to the Depository is the responsibility of Protective Life; disbursement of such payments to Direct Participants shall be the responsibility of the Depository; and disbursement of payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

    A further description of the Depository's procedures with respect to Global Notes is set forth in the Prospectus under "Description of Debt Securities of Protective Life -- Global Debt Securities."

    The Depository has confirmed to the Company and the Trustee that it intends to follow such procedures.

INTEREST

    Unless otherwise specified in an applicable Pricing Supplement, each Note will bear interest from, and including, the date of issue, or the most recent date to which interest has been paid or duly provided for, to, but excluding, the next succeeding Interest Payment Date or Maturity, as the case may be, at the rate per annum stated therein and in the applicable Pricing Supplement, until the principal amount thereof is paid or made available for payment. Unless otherwise specified in an applicable Pricing Supplement, interest on the Notes will be computed on the basis of a 360-day year of twelve 30-day months and, for any period that is shorter than a full calendar month, will be calculated on the basis of the actual number of days elapsed in such period.

    Unless otherwise specified in an applicable Pricing Supplement, the Notes will bear interest at fixed rates. Interest on the Notes will accrue from their date of issue and, unless otherwise specified in the applicable Pricing Supplement, will be payable semi-annually in arrears on such dates as are specified in the applicable Pricing Supplement and at a Maturity. Notes may also be issued with original issue discount, and such Notes may or may not currently pay interest.

    The interest so payable on any Note which is punctually paid or duly provided for on any Interest Payment Date will be paid to the Person in whose name such Note is registered at the close of business on the Regular Record Date preceding such Interest Payment Date. The interest so payable on any Note which is not punctually paid or duly provided for on any Interest Payment Date will forthwith cease to be payable to the Person in whose name such Note is registered on the relevant Regular Record Date, and such defaulted interest will instead be payable to the Person in whose name such Note is registered on the Special Record Date or other specified date determined in accordance with the Indenture.

    Unless otherwise specified in an applicable Pricing Supplement, the first payment of interest on any Note originally issued between a Regular Record Date and the related Interest Payment Date will be on the Interest Payment Date immediately following the next succeeding Regular Record Date. If any Interest Payment Date or Maturity of a Note falls on a day that is not a Business Day, the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date such payment was due, and no interest will accrue on the amount so payable for the period from and after such Interest Payment Date or Maturity, as the case may be. Notwithstanding the immediately preceding sentence, in the event that any date on which interest is payable on a Note is not a Business Day and the next succeeding Business Day is in the next calendar year, such payment will be made on the immediately preceding Business Day, with the same force and effect as if made on such date.

ORIGINAL ISSUE DISCOUNT NOTES

    Notes may be issued at a price less than their redemption price at Maturity, resulting in such Notes being treated as if they were issued with original issue discount for Federal income tax purposes

("Original Issue Discount Notes"). Such Original Issue Discount Notes may currently pay no interest or interest at a rate which at the time of issuance is below market rates. See "Certain United States Income Tax Considerations." Certain additional considerations relating to any Original Issue Discount Notes may be described in the Pricing Supplement relating thereto.

LIMITED RIGHT OF REDEMPTION AT OPTION OF BENEFICIAL OWNER

    Unless the Notes have become due and payable prior to their Stated Maturity by reason of an Event of Default (or by reason of redemption at the option of the Company, if applicable), commencing on the second anniversary of the issue date of the Notes in question the Representative (as defined below) of a deceased Beneficial Owner of an interest in the Notes has the right to request redemption of all or part of his or her interest in the Notes, in integral multiples of $1,000, for payment prior to Stated Maturity, and the Company will redeem the same subject to the limitations that the Company will not be obligated to redeem during any twelve-month period beginning on such second anniversary or beginning on any subsequent anniversary thereof, (i) on behalf of any given deceased Beneficial Owner any interest in the Notes which exceeds an aggregate principal amount of $25,000 or (ii) interests in the Notes in an aggregate principal amount exceeding two percent of the aggregate principal amount of Notes originally issued under the same Supplemental Indenture as described in the applicable Pricing Supplement. In the case of interests in the Notes owned by a deceased Beneficial Owner, a request for redemption may be presented to the Trustee at any time and in any principal amount. If the Company, although not obligated to do so, chooses to redeem interests of a deceased Beneficial Owner in the Notes in any such period in excess of the $25,000 limitation, such redemption, to the extent that it exceeds the $25,000 limitation for any Beneficial Owner, shall not be included in the computation of the two-percent limitation for such period or any succeeding period.

    Subject to the $25,000 and the two-percent limitations, the Company will upon the death of any Beneficial Owner redeem the interest of the Beneficial Owner in the Notes within 60 days following receipt by the Trustee of a validly completed Redemption Request (as defined below), including all supporting documentation, from such Beneficial Owner's personal representative, or surviving joint tenant(s), tenant(s) by the entirety or tenant(s) in common, or other persons entitled to effect such a Redemption Request (each a "Representative"). If a Redemption Request on behalf of a deceased Beneficial Owner exceeds the $25,000-per-prepayment-period limitation, or if Redemption Requests in the aggregate exceed the two-percent-per-prepayment-period limitation, then such excess Redemption Request(s) (subject in the case of the $25,000 limitation to the provisions of the last sentence of the preceding paragraph) will be applied to successive periods in the order of receipt for prepayment, regardless of the number of periods required to redeem such interest, unless sooner withdrawn as described below.

    A request for redemption of an interest in the Notes may be made by delivering a request to the Participant through whom the Beneficial Owner owns such interest, in form satisfactory to the Participant, together with evidence of death of the Beneficial Owner and authority of the Representative satisfactory to the Participant and the Trustee. A Representative of a deceased Beneficial Owner may make the request for redemption and shall submit such other evidence of the right to such redemption as the Participant or Trustee shall require. The request shall specify the principal amount of the Notes to be redeemed. A request for redemption in form satisfactory to the Participant and accompanied by the documents relevant to the request as described above, together with a certification by the Participant that it holds the interest on behalf of the deceased Beneficial Owner with respect to whom the request for redemption is being made (the "Redemption Request"), shall be provided to the Depository by a Participant and the Depository will forward the request to the Trustee. Redemption Requests, including all supporting documentation, shall be in form satisfactory to the Trustee and no request for redemption shall be considered validly made until the Redemption Request and all supporting documentation, in form satisfactory to the Trustee, shall have been received by the Trustee.

    The price to be paid by the Company for an interest in the Notes to be redeemed pursuant to a Redemption Request from a deceased Beneficial Owner's Representative is one hundred percent

(100%) of the principal amount thereof plus accrued but unpaid interest on the principal amount redeemed to the date of payment to the Depository of the redemption price of such interest in the Notes. Subject to arrangements with the Depository, payment of the redemption price for an interest in the Notes which is to be redeemed shall be made to the Depository within 60 days following receipt by the Trustee of the Redemption Request, including all supporting documentation, and the Notes to be redeemed in the aggregate principal amount specified in the Redemption Request submitted to the Trustee by the Depository which is to be fulfilled in connection with such payment. An acquisition of Notes by the Company or its Subsidiaries other than by redemption at the option of any Representative of a deceased Beneficial Owner shall not be included in the computation of either the $25,000 or two-percent limitations for any period.

    Interests in the Notes held by tenants by the entirety, joint tenants or tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant in common, tenant by the entirety or joint tenant will be deemed the death of a Beneficial Owner. The death of a person who, during such person's lifetime, was entitled to substantially all of the rights of a Beneficial Owner will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant and the Trustee. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other joint ownership arrangements between a husband and wife (including individual retirement accounts or Keogh plans maintained solely by or for the decedent or by or for the decedent and any spouse), and trust and certain other arrangements where one person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

    Any Redemption Request may be withdrawn upon delivery of a written request for such withdrawal given to the Trustee by the Depository prior to payment to the Depository of the redemption price of the interest in the Notes.

    Because of the limitations on the Company's obligation to redeem interests in the Notes as described above, no Beneficial Owner can have any assurance that his interest in the Notes will be paid prior to Stated Maturity.

REDEMPTION AT THE OPTION OF THE COMPANY

    Unless otherwise indicated in a Pricing Supplement, the Notes will not be subject to any sinking fund. The Notes will be redeemable at the option of the Company prior to the Stated Maturity only if so specified therein and in the applicable Pricing Supplement. If so specified, then on such dates as are specified in such Pricing Supplement a Note may be redeemed in whole or in part in increments of $1,000 at the option of the Company at the applicable Redemption Price specified in such Pricing Supplement, together with interest thereon payable to the date of redemption, on notice given not more than 60 nor less than 30 days prior to the date of redemption and in accordance with the provisions of the Indenture.

    The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, surrendered to the Trustee for cancellation.

CERTAIN RESTRICTIVE PROVISIONS

    The Indenture contains, among others, the following covenants:

    LIMITATIONS ON SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES. Protective Life is restricted from disposing of in any way any shares of capital stock of a Restricted Subsidiary (other than directors' qualifying shares or dispositions to a Subsidiary), and Restricted Subsidiaries are restricted from disposing of in any way any shares of capital stock of any other Restricted Subsidiary (other than for directors' qualifying shares or dispositions to Protective Life or to a Subsidiary), except for the disposition of the entire capital stock of such Restricted Subsidiary owned directly or indirectly by Protective Life for a consideration which, in the opinion of its Board of Directors, is at least equal to the fair value thereof.

    The Company is not required pursuant to the Indenture to repurchase the Notes, in whole or in part, with the proceeds of any sale, transfer or other disposition of any shares of capital stock of any Restricted Subsidiary (or of any Subsidiary having any direct or indirect control of any Restricted Subsidiary). Further, the Indenture does not provide for any restrictions on the Company's use of such proceeds.

    The Indenture does not contain any provisions that will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. The Indenture does not contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, the Indenture does not contain any provision that would require that the Company repurchase or redeem or otherwise modify the terms of any of the Notes upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Notes.

    LIMITATIONS ON LIENS ON RESTRICTED SUBSIDIARIES' CAPITAL STOCK. Protective Life will not, and will not permit any Restricted Subsidiary, at any time directly or indirectly to, create, assume, incur or suffer to exist any indebtedness secured by a pledge, lien or other encumbrance on the capital stock of any Restricted Subsidiary without making effective provision for securing the Notes then outstanding (and if Protective Life so elects, any other indebtedness ranking on a parity with the Notes) equally and ratably with such secured indebtedness as to such property for so long as such indebtedness will be so secured; PROVIDED, HOWEVER, that this covenant will not be applicable to liens (as defined in the Indenture Supplement relating to the Notes) (i) on the shares of stock of a subsidiary of a Person that is merged with or into Protective Life or a Subsidiary securing debt of such Person, which debt was outstanding prior to such merger, but only if such pledge and debt were not incurred in anticipation of such merger, (ii) in favor of Protective Life securing debt of a Restricted Subsidiary owed to Protective Life, (iii) for taxes or assessments or governmental charges or levies not then due and delinquent or the validity of which are being contested, or (iv) created by or resulting from any litigation or legal proceeding being contested.

EVENTS OF DEFAULT


    Unless otherwise indicated in a Pricing Supplement, the Supplemental Indentures relating to the Notes will modify the Events of Default described in the Prospectus by defining as one such Event of Default a default in payment of principal relating to indebtedness of the Company and its consolidated subsidiaries for borrowed money having an aggregate principal amount of $15 million or more, or other default resulting in acceleration of indebtedness of the Company and its consolidated subsidiaries for borrowed money where the aggregate principal amount so accelerated equals or exceeds $15 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to the Company by the Trustee or to the Company and the Trustee by the Holders of 25% in aggregate principal amount of the Notes then outstanding; provided that such Event of Default will be remedied, cured or waived if the default that caused such Event of Default is remedied, cured or waived.


                CERTAIN UNITED STATES INCOME TAX CONSIDERATIONS

    The following is a summary of certain United States Federal income tax consequences of the ownership of the Notes as of the date hereof. It is based on the Code and final, temporary and proposed Treasury Regulations, Revenue Rulings and judicial decisions, all as of the date hereof. It is also based upon certain of the facts set forth in this Prospectus Supplement and the accompanying Prospectus and upon standard procedures followed in connection with the offer and sale of the Notes. This summary deals only with Notes held as capital assets by their original purchasers who are United

States Owners (as defined below) and does not address special tax situations. This summary does not purport to cover all the possible tax consequences of the purchase, ownership or disposition of the Notes, and it is not intended as tax advice to any owner thereof. PERSONS CONSIDERING THE PURCHASE OR SALE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF THE INCOME TAX LAWS OF THE UNITED STATES, AS WELL AS THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTIONS, TO THEIR PARTICULAR SITUATIONS.

    Additional  United  States  Federal   income  and  other  tax   consequences
applicable to particular Notes may be set forth in the applicable Pricing Supplements.

    As used herein, "United States Owner" means a beneficial owner of a Note which is a United States person, and "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof and an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. "United States" means the United States of America (including the States and the District of Columbia), its territories, its possessions (including the Commonwealth of Puerto Rico) and other areas subject to its jurisdiction.

PAYMENTS OF INTEREST

    In general, interest (including original issue discount, as discussed below) on a Note will be treated as ordinary interest income to the United States Owner of the Note at the time it accrues or is received, in accordance with the United States Owner's method of accounting for tax purposes, or, in the case of original issue discount, specific United States Federal income tax provisions. The amount of original issue discount or market discount (as discussed below) which is includible in income in respect of a Note while held by a United States Owner will be added to such United States Owner's tax basis for such Note, and such basis will be reduced by any amortized acquisition or other premium (as discussed below) and amounts of other payments that do not constitute qualified stated interest (as defined below).

SALE, EXCHANGE OR RETIREMENT OF THE NOTES

    A United States Owner of a Note will recognize gain or loss on the sale, exchange or retirement of such Note equal to the difference between the amount realized thereon and such owner's tax basis in the Note, which gain or loss will generally be capital gain or loss (except to the extent of market discount that is treated as having accrued) and will be long-term capital gain or loss if at the time of the sale, exchange or retirement the Note has been held for more than one year. The maximum rate on ordinary income for taxpayers that are individuals, estates or trusts is 39.6 percent, while the maximum rate on long-term capital gains for such taxpayers is 28 percent. The distinction between capital gain or loss and ordinary income or loss is also relevant for purposes of limitations on the deductibility of capital losses.

ORIGINAL ISSUE DISCOUNT

    A Note with an "issue price" that is less than its "stated redemption price at maturity" will generally be considered to be issued at an original issue discount for United States Federal income tax purposes. Generally, however, under the "de minimis exception," if the difference between a Note's stated redemption price at maturity and its issue price is less than .25 percent of the stated redemption price at maturity multiplied by the number of complete years from the issue date to maturity, the Note will not be considered to have original issue discount. "Issue price" is defined generally as the initial offering price to the public at which a substantial amount of the particular issue of Notes is sold. "Stated redemption price at maturity" is defined generally as the amount payable on an obligation at maturity, except for payments of "qualified stated interest," which include, among other things, payments of stated interest that are unconditionally payable or constructively received at least annually at a single fixed rate.

    If the period between the issue date of a Note and the first interest payment date is longer than the periods between subsequent interest payment dates, the Note will be a "long-period Note." Under

Treasury Regulations issued on January 27, 1994 (the "Original Issue Discount Regulations"), a long-period Note will not be considered issued with original issue discount if all stated interest on the Note is qualified stated interest. If all stated interest is not qualified stated interest because the interest rate for the long period is effectively below the rate applicable for the remainder of the Note's term, the Note will not have original issue discount if
(i) the value of the fixed interest rate is adjusted in "any reasonable manner" (as discussed in the Original Issue Discount Regulations) to take into account the length of the long period, or (ii) the de minimis exception discussed above, with certain modifications, applies. One of these exceptions will generally apply to long-period Notes, but if neither exception applies, then such Notes will generally be treated as bearing interest at multiple fixed rates.

    If interest is payable on a Note at multiple fixed rates, then such Note will provide for qualified stated interest only to the extent of the lowest fixed rate at which qualified stated interest would be payable. Any interest payable in excess of this rate will generally be considered original issue discount.

    United States Owners of Notes with original issue discount will generally be required to include original issue discount in gross income for United States Federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest, in advance of receipt of the cash payments attributable to such income. Such original issue discount generally will result in the acceleration of recognition of ordinary income to United States Owners. Under the constant yield method, United States Owners of such Notes will generally be required to include in income increasingly greater amounts of original issue discount.

    Under the Original Issue Discount Regulations, a United States Owner may elect to accrue all "interest" on a Note as original issue discount (I.E., using the constant yield method discussed above). If a United States Owner elects this method, the Note's issue price will be deemed to be such owner's basis in the Note at the time of its acquisition, and all of the payments on the Note will be treated as included in its stated redemption price at maturity. This election is available whether or not such a Note has original issue discount, and it applies to any stated interest, original issue discount (including discount that is de minimis) and market discount (as discussed below) on a Note, all as adjusted by any acquisition or other premium (as discussed below). This election may be made on an obligation-by-obligation basis but, once made on an obligation with bond premium, it will operate as an election to amortize premium with respect to all of such United States Owner's debt instruments with premium, not just those on which it is electing to apply the constant yield method. A similar consistency rule applies to debt instruments with market discount and the election to include such discount in income currently.

MARKET DISCOUNT AND PREMIUM

    If a United States Owner purchases a Note (including a purchase in connection with its original issuance) for an amount that is less than its "revised issue price" (defined as the sum of the issue price of the Note, as defined above, and the aggregate amount, if any, of the original issue discount included, without regard to the rules for acquisition premium discussed below, in the gross income of all previous owners of the Note), the amount of the difference will be treated as "market discount" for United States Federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a United States Owner will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. In addition, the United States Owner may be required to defer, until the maturity of the Note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Note. Any market discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity of the Note, unless the United States Owner elects to accrue on a constant yield method. A United States Owner of a Note may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

    A United States Owner that purchases a Note with original issue discount for an amount that is greater than the Note's "adjusted issue price" (defined generally as the issue price of the Note increased by the aggregate amount of original issue discount includible, if any, in the gross income of all previous owners of the Note and decreased by the aggregate amount of payments made on the Note, if any, other than payments of qualified stated interest) but less than the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest) will be considered to have purchased such Note at an "acquisition premium." The amount of original issue discount such owner must include in its gross income with respect to such Note for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

    If a United States Owner acquires a Note for an amount that is greater than both its revised issue price and the sum of all amounts payable on the Note after the purchase date (other than payments of qualified stated interest), such owner will be considered to have purchased such Note at a premium, such Note will have no original issue discount, and such owner may elect to amortize such premium using a constant yield method, generally over the remaining term of the Note. Such premium shall be deemed to be an offset to interest otherwise includible in income in respect of such Note.

BACKUP WITHHOLDING AND INFORMATION REPORTING

    A 31-percent "backup" withholding tax and certain information reporting requirements may apply to certain payments to certain United States Owners of principal of and interest (including original issue discount, if any) on, and proceeds of the sale or exchange before maturity of, a Note. Under current Treasury Regulations, backup withholding and information reporting will not apply to payments on the Notes made by Protective Life or any paying agent thereof (in its capacity as such) to exempt recipients, such as corporations or financial institutions, but such entities may be required to establish their status as such. Under current Treasury Regulations, backup withholding and information reporting also will not apply to payments on the Notes made by any custodian, nominee or other agent of a United States Owner, or to the payment of the proceeds of a sale or exchange of a Note made to a United States Owner, if such payments or proceeds are paid to exempt recipients such as corporations or financial institutions, but such entities may be required to establish their status as such. In the case of a United States Owner that has not established an exemption from information reporting and backup withholding (for example, an individual), backup withholding will not be applicable if such owner has supplied an accurate Taxpayer Identification Number, has not been notified by the Internal Revenue Service that it has failed to report properly payments of interest and dividends and, in certain circumstances, has certified under penalties of perjury that it has received no such notification and that it has supplied an accurate Taxpayer Identification Number. Any amounts withheld under the backup withholding rules from a payment to a United States Owner of a Note will be allowed as a refund or a credit against such owner's United States Federal income tax, provided that any required information is furnished to the Internal Revenue Service.

    On April 15, 1996, the Internal Revenue Service issued proposed regulations on backup withholding and certain information reporting requirements. If finalized in their current form, those regulations would apply to payments on Notes made after December 31, 1997, including payments on Notes issued on or before that date. In general, the proposed regulations would not significantly alter the present rules discussed above, except in certain special situations. Accordingly, owners of Notes should consult their tax advisors as to the potential impact of the proposed regulations on their particular situations.

                              PLAN OF DISTRIBUTION


    The Notes are being offered on a continuing basis for sale by the Company through the Agent, which has agreed to use its reasonable efforts to solicit offers to purchase the Notes, and the Company may also sell Notes to the Agent, as principal, for resale to investors and other purchasers at varying prices related to prevailing market prices at the time of resale, as determined by the Agent, or, if so agreed, at a fixed public offering price. In addition, the Company may arrange for the Notes to be sold through other agents, may sell Notes directly on its own behalf and may solicit and accept offers, and accept unsolicited offers, to purchase Notes directly on its own behalf or from any other broker or dealer. The Company reserves the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers to purchase in whole or in part whether placed directly with the Company or through the Agent. The Agent will have the right, in its discretion, to reject in whole or in part any offer to purchase Notes received by it. The Company will pay the Agent, in the form of a discount or otherwise, a commission, ranging from 2.5% to 3.5% of the principal amount of a Note, depending on its Stated Maturity. Commissions with respect to Notes with a Stated Maturity in excess of 30 years from the date of issue which are sold through the Agent will be agreed to by the Company and the Agent at the time of such sale.


    In addition, the Agent may offer the Notes it has purchased as principal to other dealers for resale to investors and may allow to such dealers any portion of the discount received by the Agent for the Company in connection with the sale of such Notes. Unless otherwise indicated in the applicable Pricing Supplement, any Notes sold to the Agent as principal will be purchased by the Agent at a price equal to 100% of the principal amount thereof less a percentage equal to the commission as described above applicable to any agency sale of a Note with an identical Stated Maturity, and may be resold by the Agent to investors and other purchasers from time to time in one or more transactions as described above. After the initial public offering of Notes, the public offering price (in the case of Notes to be resold on a fixed offering price basis), the concession and discount may be changed.

    Unless otherwise specified in the applicable Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in New York City on the date of settlement.

    No Note will have an established trading market when issued, and unless otherwise specified in an applicable Pricing Supplement, the Notes will not be listed on any securities exchange. The Agent may from time to time purchase and sell Notes in the secondary market, but the Agent is not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agent may make a market in the Notes.

    The Agent may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company and the Agent have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments made in respect thereof. The Company has also agreed to reimburse the Agent for certain expenses.

    In the ordinary course of business, the Agent or certain of its affiliates have in the past engaged in or provided, and may in the future engage in or provide, investment banking or brokerage transactions with or services for the Company or its subsidiaries. In addition, in the ordinary course of business, the Agent or certain of its affiliates have in the past marketed and sold on a regular basis, and may in the future market and sell, certain of the Company's insurance products, including individual life, term life and fixed and variable annuity products.

    Concurrently with the offering of Notes through the Agent as described herein, the Company may issue other Debt Securities pursuant to the Indenture.

                                 LEGAL OPINIONS


    The validity of the Notes offered hereby will be passed upon for Protective Life by Sutherland, Asbill & Brennan, L.L.P., 999 Peachtree Street, Atlanta, Georgia and for the Agent by Bryan Cave LLP, One Metropolitan Square, 211 North Broadway, Suite 3600, St. Louis, Missouri.


                                    EXPERTS


    The consolidated balance sheets of Protective Life as of December 31, 1995 and 1994 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995 and the related financial statement schedules which are incorporated by reference or included in Protective Life's Annual Report on Form 10-K for the year ended December 31, 1995 and which have been incorporated by reference in this Prospectus Supplement, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to changes in Protective Life's methods of accounting for stock-based employee compensation plans in 1995 and for certain investments in debt and equity securities in 1993, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.



    With respect to the unaudited interim financial information for Protective Life and Subsidiaries for the nine-month periods ended September 30, 1996 and 1995 incorporated by reference in this Prospectus Supplement, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Registration Statement of which this Prospectus Supplement forms a part states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act with respect to their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS
                          PROTECTIVE LIFE CORPORATION
                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK

                               PLC CAPITAL L.L.C.

           CUMULATIVE MONTHLY INCOME PREFERRED SECURITIES (MIPS-SM-*)
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                          PROTECTIVE LIFE CORPORATION
                         ------------------------------

    Protective Life Corporation, a Delaware corporation ("Protective Life"), may from time to time offer (a) its debt securities, (the "Debt Securities"), in one or more series, which may be either senior debt securities (the "Senior Debt Securities") or subordinated debt securities (the "Subordinated Debt Securities"), (b) shares of its preferred stock, par value $1.00 per share ("Preferred Stock"), in one or more series, and/or (c) shares of its common stock, par value $.50 per share ("Common Stock"), and PLC Capital, a subsidiary of Protective Life ("PLC Capital"), may from time to time offer, in one or more series, its Cumulative Monthly Income Preferred Securities (the "Preferred Securities"), in each case in amounts, at prices and on terms to be determined at the time or times of offering. The Debt Securities, Preferred Stock, Common Stock and Preferred Securities are referred to herein collectively as the "Offered Securities". The aggregate initial offering price of the Offered Securities in respect of which this Prospectus is being delivered will not exceed U.S. $120,000,000 (or its equivalent (based on the applicable exchange rate at the time of issue), in one or more foreign currencies or currency units as shall be designated by Protective Life). The aggregate initial offering price of the Common Stock in respect of which this Prospectus is being delivered will not exceed U.S. $75,000,000.

    PLC Capital, a limited liability company formed under the laws of the State of Delaware, was formed by Protective Life solely to issue its Preferred Securities, representing preferred limited liability company interests, and its common limited liability company interests ("Common Securities") and loan the proceeds thereof to Protective Life. Accordingly, the proceeds of an offering of Preferred Securities, together with all capital contributions made in respect of Common Securities, will be loaned to Protective Life in exchange for Subordinated Debt Securities of Protective Life ("Subordinated Debentures") having the terms described herein. Interest and principal payments on the Subordinated Debentures are intended to fund the payment of periodic distributions ("dividends") and redemption and liquidation distributions on the Preferred Securities and the Common Securities. The payment of dividends (but only if and to the extent declared out of moneys held by PLC Capital and legally available therefor), and payments on liquidation (but only to the extent of the remaining assets of PLC Capital) or redemption at the option of PLC Capital, with respect to the Preferred Securities will be guaranteed by a subordinated guarantee (the "Guarantee") of Protective Life to the extent set forth herein. See "PLC Capital L.L.C." and "Description of Certain Contractual Back-Up Obligations of Protective Life" for a description of the various contractual backup obligations of Protective Life.

    Specific terms of the particular Offered Securities in respect of which this Prospectus is being delivered will be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement"), which will describe, without limitation and where applicable, the following: (x) in the case of Debt Securities, the specific designation, aggregate principal amount, denominations, maturity, premium, if any, interest rate (which may be fixed or variable) or method of calculating interest, if any, place or places where principal, premium, if any, and interest, if any, will be payable, currency in which principal, premium, if any, and interest, if any, will be payable, any terms of redemption, any sinking fund provisions, any listing on a securities exchange, initial public offering or purchase price, conversion rights, methods of distribution and other special terms, (y) in the case of Preferred Stock and Preferred Securities, the specific designation, stated value and liquidation preference per share or security and number of shares or securities offered, dividend rate (which may be fixed or variable) or method of calculating dividends, place or places where dividends will be payable, any terms of redemption, any listing on a securities exchange, initial public offering or purchase price, conversion rights, methods of distribution and other special terms and (z) in the case of Common Stock, the number of shares offered, the methods of distribution and the public offering or purchase price. Protective Life's Common Stock is listed on the New York Stock Exchange under the trading symbol "PL". Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance.

    The Prospectus Supplement will also contain information, as applicable, about certain United States federal income tax considerations relating to the Offered Securities in respect of which this Prospectus is being delivered.

    The Debt Securities will be unsecured. Unless otherwise specified in a Prospectus Supplement, the Senior Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of Protective Life. The Subordinated Debt Securities will be subordinated in right of payment to all Senior Indebtedness (as defined herein) of Protective Life to the extent described herein and in the Prospectus Supplement relating thereto.The Debt Securities may be denominated in United States dollars or, at the option of Protective Life if so specified in the applicable Prospectus Supplement, in one or more foreign currencies or currency units. The Debt Securities may be issued in registered form or bearer form, or both. If so specified in the applicable Prospectus Supplement, Debt Securities of a series may be issued in whole or in part in the form of one or more temporary or permanent global securities.

    The Offered Securities may be sold to or through underwriters, through dealers or agents or directly to purchasers. See "Plan of Distribution". The names of any underwriters, dealers or agents involved in the sale of the Offered Securities in respect of which this Prospectus is being delivered and any applicable fee, commission or discount arrangements with them will be set forth in a Prospectus Supplement.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                         ------------------------------

  THESE SECURITIES HAVE  NOT BEEN  APPROVED OR DISAPPROVED  BY THE  SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES   AND  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES
       COMMISSION
        PASSED UPON THE  ACCURACY OR  ADEQUACY OF  THIS PROSPECTUS.  ANY
                REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                         ------------------------------

------------------------------
*MIPS is a service mark of Goldman, Sachs & Co.

                The date of this Prospectus is October 12, 1994.

                             AVAILABLE INFORMATION

    Protective Life is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Protective Life can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by Protective Life and PLC Capital with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to Protective Life, PLC Capital and the Offered Securities, reference is made to the Registration Statement. The Registration Statement may be inspected by anyone without charge at the principal office of the Commission in Washington, D.C. and copies of all or part of it may be obtained from the Commission upon payment of the prescribed fees.

    No separate financial statements of PLC Capital have been included herein. Protective Life and PLC Capital do not consider that such financial statements would be material to holders of the Preferred Securities because PLC Capital is a special purpose entity, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than the issuance of the Preferred Securities and the Common Securities and the lending of the net proceeds thereof to Protective Life pursuant to loans evidenced by Subordinated Debentures. See "PLC Capital L.L.C". PLC Capital is a limited liability company formed under the laws of the State of Delaware and is managed by Protective Life, in its capacity as a holder of Common Securities.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    Protective Life's Quarterly Reports on Form 10-Q for the three month period ended March 31, 1994 and the three month and six month periods ended June 30, 1994, its Annual Report on Form 10-K for the year ended December 31, 1993, its Form 10-K/A (amending its Annual Report on Form 10-K for the year ended December 31, 1993) dated May 19, 1994, its Current Reports on Form 8-K dated August 4, 1993, February 14, 1994, April 26, 1994, June 17, 1994, July 1, 1994 and July
27, 1994 and its Form 8-K/A dated June 20, 1994 as filed with the Commission pursuant to the Exchange Act (file no. 0-9924), and the description of Protective Life's Common Stock contained in its Registration Statement on Form 10 filed pursuant to Section 12 of the Exchange Act on September 4, 1981, as amended by an amendment thereto filed on Form 8 on October 27, 1981 and the description of Protective Life's Junior Participating Cumulative Preferred Stock contained in its Form 8-A filed on July 15, 1987, as amended by amendments thereto filed on Form 8 on July 23, 1987 and July 29, 1987, including any amendment or report filed for the purpose of updating such descriptions prior to the termination of the offering, are incorporated herein by reference.

    Each  document or report  subsequently filed by  Protective Life pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering described herein shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or
superseded   for   purposes   of    the   Registration   Statement   and    this

Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

    Protective Life will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference, other than certain exhibits to such documents. Requests should be directed to: Protective Life Corporation, P.O. Box 2606, Birmingham, Alabama 35202 (telephone: (205) 879-9230).

                          PROTECTIVE LIFE CORPORATION

    Protective Life, a Delaware corporation incorporated in 1981, is an insurance holding company that owns a group of life insurance companies that provide financial services through the production, distribution and administration of insurance and investment products. Protective Life Insurance Company ("Protective Life Insurance"), founded in 1907, is Protective Life's principal operating subsidiary.

    Protective Life's principal executive offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223, and its telephone number is (205) 879-9230.

    Protective Life's ability to pay principal and interest on any Debt Securities or dividends on any Preferred Stock or Common Stock is affected by the ability of its insurance company subsidiaries, Protective Life's principal sources of cash flow, to declare and distribute dividends and to make payments on surplus notes (i.e., deeply subordinated intercompany notes owed by insurance company subsidiaries to Protective Life that are treated as equity capital for statutory accounting purposes), both of which may be limited by regulatory restrictions and, in the case of payments on surplus notes, by certain financial covenants. Protective Life's cash flow is also dependent on revenues from investment, data processing, legal and management services rendered to its subsidiaries. Insurance company subsidiaries of Protective Life are subject to various state statutory and regulatory restrictions, applicable to insurance companies generally, that limit the amount of cash dividends, loans and advances that those subsidiaries may pay to Protective Life. Under Tennessee insurance laws, Protective Life Insurance may generally only pay dividends to Protective Life out of its unassigned surplus as reflected in its statutory financial statements filed in that State. In addition, the Tennessee Commissioner of Insurance must approve (or not disapprove within 30 days of notice) payment of an "extraordinary" dividend from Protective Life Insurance, which generally under Tennessee insurance laws is a dividend that exceeds, together with all dividends paid by Protective Life Insurance within the previous 12 months, the greater of (i) 10% of Protective Life Insurance's surplus as regards policyholders at the preceding December 31 or (ii) the net gain from operations of Protective Life Insurance for the 12 months ended on such December 31. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective Life's insurance subsidiaries are domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to Protective Life by such subsidiaries without affirmative prior approval by state insurance regulatory authorities.

    In the event of the insolvency, liquidation, reorganization, dissolution or other winding-up of a subsidiary of Protective Life, all creditors of such subsidiary, including holders of life and health insurance policies, would be entitled to payment in full out of the assets of such subsidiary before Protective Life, as shareholder or holder of surplus notes, would be entitled to any payment, and thus such creditors would have to be paid in full before the creditors of Protective Life (including holders of Debt Securities) would be entitled to receive any payment from the assets of such subsidiary.

                               PLC CAPITAL L.L.C.

    PLC Capital is a limited liability company formed under the laws of the State of Delaware. PLC Capital's offices are located at 2801 Highway 280 South, Birmingham, Alabama 35223 (Telephone:

(205) 879-9230). Protective Life owns, directly and indirectly, all of the Common Securities of PLC Capital, which Common Securities are nontransferable. PLC Capital was formed by Protective Life and a wholly-owned subsidiary solely to issue Common Securities and Preferred Securities (collectively, the "Membership Securities") and to lend the proceeds thereof to Protective Life in exchange for Subordinated Debentures. Interest and principal payments on Subordinated Debentures are intended to fund the payment of dividends and redemption and liquidation distributions on the Membership Securities. Accordingly, PLC Capital's sole source of cash flow is Protective Life, and PLC Capital's ability to make dividend and other payments in respect of Preferred Securities will be dependent on interest and principal payments by Protective Life on the Subordinated Debentures. See "Protective Life Corporation".

    PLC Capital is managed by Protective Life, in its capacity as a holder of Common Securities (in such capacity, the "Managing Member"). Holders of Membership Securities in PLC Capital are referred to herein as "Members". PLC Capital's Amended and Restated Limited Liability Company Agreement (the "L.L.C. Agreement") provides that Protective Life, in its capacity as a holder of Common Securities, shall be liable for all obligations and liabilities of PLC Capital (including tax obligations, but excluding obligations in respect of Preferred Securities). Under Delaware law, Members who hold Preferred Securities (other than Protective Life) will not be liable for the debts, obligations and liabilities of PLC Capital, whether arising in contract, tort or otherwise, solely by reason of being a Member of PLC Capital (subject to any obligation such Members may have to repay any funds that may have been wrongfully distributed to them).

                                USE OF PROCEEDS

    Except as otherwise described in the applicable Prospectus Supplement, the proceeds from the sale by PLC Capital of any Preferred Securities (together with any capital contributed in respect of Common Securities) will be loaned to Protective Life in exchange for Subordinated Debentures. Protective Life will use borrowings from PLC Capital, and the net proceeds from any sale of Debt Securities, Preferred Stock or Common Stock, for general corporate purposes, including, but not limited to, repayments of indebtedness of Protective Life or its subsidiaries. Pending such use, the proceeds may be invested temporarily in short-term marketable securities. A more detailed description of the use of proceeds of any specific offering of Offered Securities shall be set forth in the Prospectus Supplement pertaining to such offering.

                RATIOS OF CONSOLIDATED EARNINGS TO FIXED CHARGES

    The following table sets forth Protective Life's ratios of consolidated earnings to fixed charges for the years and periods indicated:

                                                                                                      SIX MONTHS
                                                                                                        ENDED
                                                                          YEAR ENDED DECEMBER 31,      JUNE 30,
                                                                        ----------------------------  ----------
                                                                        1989  1990  1991  1992  1993  1993  1994
                                                                        ----  ----  ----  ----  ----  ----  ----
Ratio of Consolidated Earnings to Fixed Charges (1)...................  25.3   8.2   9.7  13.5  14.4  14.6  13.1
Ratio of Consolidated Earnings to Combined Fixed Charges and Dividends
 on Preferred Securities (2)..........................................  25.3   8.2   9.7  13.5  14.4  14.6  12.3
Ratio of Consolidated Earnings to Interest on Debt, Dividends on
 Preferred Securities, and Interest Credited on Investment Products
 (3)..................................................................   3.1   1.6   1.4   1.3   1.4   1.4   1.4

------------------------
(1) The ratio of consolidated earnings to fixed charges is calculated by dividing the sum of income before income tax (excluding pre-tax minority interest but not excluding dividends on Preferred Securities reported as minority interest) and interest expense on debt, by interest expense on debt.

(2) The ratio of consolidated earnings to combined fixed charges and dividends on Preferred Securities is calculated by dividing the sum of income before income tax (excluding pre-tax minority interest but not excluding dividends on Preferred Securities reported as minority interest) and interest expense on debt, by interest expense on debt and dividends on Preferred Securities.

(3)  The ratio  of  consolidated earnings  to  interest on  debt,  dividends  on
     Preferred  Securities,  and  interest credited  on  investment  products is calculated by  dividing the  sum  of income  before income  tax  (excluding pre-tax  minority interest but not excluding dividends on Preferred Securi-
     ties reported as minority interest), interest expense on debt and  interest credited  on investment products,  by the sum of  interest expense on debt, dividends on  Preferred  Securities  and interest  credited  on  investment
     products.   Investment  products   include  products   such  as  guaranteed
     investment contracts and annuities.

               DESCRIPTION OF DEBT SECURITIES OF PROTECTIVE LIFE

    The Senior Debt Securities offered hereby are to be issued in one or more series under the Senior Indenture, dated as of June 1, 1994, as supplemented by Supplemental Indenture No. 1, dated as of July 1, 1994 (as so supplemented, the "Senior Indenture"), between Protective Life and The Bank of New York, as trustee (the "Trustee"). The Subordinated Debt Securities offered hereby are to be issued under the Subordinated Indenture, dated as of June 1, 1994, as amended and supplemented by Supplemental Indenture No. 1, dated as of June 9, 1994, and Supplemental Indenture No. 2, dated as of August 1, 1994 (as so supplemented and amended, the "Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), between Protective Life and AmSouth Bank of Alabama, a State banking corporation, successor, by conversion of charter, to AmSouth Bank NA ("AmSouth Bank"), as trustee (also, the "Trustee"), copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    The statements herein relating to the Debt Securities and the following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indentures (as they may be amended or supplemented from time to time), including the definitions therein of certain terms capitalized in this Prospectus. Whenever particular Sections or defined terms of the Indentures (as they may be amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such Sections or defined terms are incorporated herein or therein by reference.

GENERAL

    The Debt Securities will be unsecured obligations of Protective Life. The Senior Debt Securities will be unsecured and will rank PARI PASSU with all other unsecured and unsubordinated obligations of Protective Life. The Subordinated Debt Securities will be subordinate and junior in right of payment to the extent and in the manner set forth in the Subordinated Indenture to all Senior Indebtedness of Protective Life. See "-- Subordination under the Subordinated Indenture". The Indentures do not limit the aggregate amount of Debt Securities which may be issued thereunder. Except as otherwise provided in the applicable Prospectus Supplement, the Indentures, as they apply to any series of Debt Securities, also do not limit the incurrence or issuance of other secured or unsecured debt of Protective Life.

    Reference is made to the applicable Prospectus Supplement which will accompany this Prospectus for a description of the specific series of Debt Securities being offered thereby, including: (1) the title of such Debt
Securities; (2) any limit upon the aggregate principal amount of such Debt Securities; (3) the date or dates on which the principal of and premium, if any, on such Debt Securities will mature or the method of determining such date or dates; (4) the rate or rates (which may be fixed or variable) at which such Debt Securities will bear interest, if any, or the method of calculating such rate or rates; (5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined; (6) the date or dates on which interest, if any, will be payable and the record date or dates therefor;
(7) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; (8) the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which, and the terms and conditions upon which, such Debt Securities may be redeemed, in whole or in part, at the option of Protective Life; (9) the obligation, if any, of Protective Life to redeem or purchase such Debt Securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such Debt Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligations;
(10) the denominations in which such Debt Securities are authorized to be issued; (11) the currency or currency unit for which Debt Securities may be purchased or in which Debt Securities may be denominated and/or the currency or currencies (including currency unit or units) in which principal of, premium, if any, and interest, if any, on such Debt Securities will be payable and whether Protective Life or the holders of any such Debt Securities may elect to receive payments in respect of such Debt Securities in a currency or currency unit other than that in which such Debt Securities are stated to be payable; (12) if the amount of principal of, or any premium or interest on, any of such Debt
Securities may be determined with reference to an index or pursuant to a formula, the manner in which such amounts will be determined; (13) if other than the principal amount thereof, the portion of the principal amount of such Debt Securities which will be payable upon declaration of the acceleration of the maturity thereof or the method by which such portion shall be determined; (14) if the principal amount payable at the Stated Maturity of any of such Debt Securities will not be determinable as of any one or more dates prior to the Stated Maturity, the amount which will be deemed to be such principal amount as of any such date for any purpose, including the principal amount thereof which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date (or, in any such case, the manner in which such deemed principal amount is to be determined);
(15) the person to whom any interest on any such Debt Security shall be payable if other than the person in whose name such Debt Security is registered on the applicable record date; (16) any addition to, or modification or deletion of, any Event of Default or any covenant of Protective Life specified in the Indenture with respect to such Debt Securities; (17) the application, if any, of such means of defeasance or covenant defeasance as may be specified for such Debt Securities; (18) whether such Debt Securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depository for such global security or securities;
(19) in the case of the Subordinated Indenture, the terms, if any, upon which such Debt Securities may be converted or exchanged, at the option of the holders thereof, into or for Common Stock of Protective Life or other securities or property; and (20) any other terms not inconsistent with the terms of the Indentures pertaining to such Debt Securities. (Section 3.1 of each Indenture.) Unless otherwise specified in the applicable Prospectus Supplement, the Debt Securities will not be listed on any securities exchange.

    Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities will be issued in fully-registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery. (Section 3.5 of each Indenture.)

    Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and special considerations applicable to any such Debt Securities will be described in the applicable Prospectus Supplement.

    If the purchase price of any of the Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

    If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Debt Securities, special federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

    The general provisions of the Indentures do not afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving Protective Life that may adversely affect holders of the Debt Securities.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

    Unless otherwise provided in the applicable Prospectus Supplement, payments in respect of the Debt Securities will be made in the designated currency at the office or agency of Protective Life maintained for that purpose as Protective Life may designate from time to time, except that, at the option of Protective Life, interest payments, if any, on Debt Securities in registered form may be made (i) by checks mailed to the holders of Debt Securities entitled thereto at their registered addresses or (ii) by wire transfer to an account maintained by the person entitled thereto as specified in the Register. (Sections 3.7(a) and 9.2 of each Indenture.) Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Debt Securities in registered form will be made to the person in whose name such Debt Security is registered at the close of business on the regular record date for such interest. (Section 3.7(a) of each Indenture.)

    Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as Protective Life may appoint from time to time. The paying agents outside the United States initially appointed by Protective Life for a series of Debt Securities will be named in the Prospectus Supplement. Protective Life may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable as Registered Securities, Protective Life will be required to maintain at least one paying agent in each Place of Payment for such series and, if Debt Securities of a series are issuable as Bearer Securities, Protective Life will be required to maintain a paying agent in a Place of Payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment. (Section 9.2 of each Indenture.)

    All moneys paid by Protective Life to the Trustee or a paying agent for the payment of the principal of, or any premium or interest on, any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to Protective Life, and the Holder of such Security thereafter may look only to Protective Life for payment thereof. (Section 9.3 of each Indenture)

    Unless otherwise provided in the applicable Prospectus Supplement, Debt Securities in registered form will be transferable or exchangeable at the agency of Protective Life maintained for such purpose as designated by Protective Life from time to time. (Sections 3.5 and 9.2 of each Indenture.) Debt Securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection therewith. (Section 3.5 of each Indenture.)

GLOBAL DEBT SECURITIES

    The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (a "Registered Global Security"). Each Registered Global Security will be registered in the name of a depository (the "Depository") or a nominee for the Depository identified in the applicable Prospectus Supplement, will be deposited with such Depository or nominee or a custodian therefor and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below and any such other matters as may be provided for pursuant to each Indenture. In such a case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Registered Global Security or Securities. (Section 3.3 of each Indenture.) Unless and until it is exchanged in whole or in part for Debt Securities in definitive certificated form, a Registered Global Security may not be transferred or exchanged except as a whole by the Depository for such Registered Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor Depository for such series or a nominee of such successor Depository and except in the circumstances described in the applicable Prospectus Supplement. (Section 3.5 of each Indenture.)

    The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Registered Global Security will be described in the applicable Prospectus Supplement. Protective Life expects that the following provisions will apply to depository arrangements.

    Upon the issuance of any Registered Global Security, and the deposit of such Registered Global Security with or on behalf of the Depository for such Registered Global Security, the Depository will credit, on its book-entry registration and transfer system, the respective principal amounts of the Debt Securities represented by such Registered Global Security to the accounts of institutions ("participants") that have accounts with the Depository or its nominee. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of such Debt Securities or by Protective Life, if such Debt Securities are offered and sold directly by Protective Life. Ownership of beneficial interests in a Registered Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Registered Global Security will be shown on, and the transfer of such beneficial interests will be effected only through, records maintained by the Depository for such Registered Global Security or by its nominee. Ownership of beneficial interests in such Registered Global Security by persons that hold through participants will be shown on, and the transfer of such beneficial interests within such participants will be effected only through, records maintained by such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Registered Global Securities.

    So long as the Depository for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Registered Global Security for all purposes under each Indenture. (Section 3.8 of each Indenture.) Unless otherwise specified in the applicable Prospectus Supplement and except as specified below, owners of beneficial interests in such Registered Global Security will not be entitled to have Debt Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the relevant Indenture. (Section 3.5 of each Indenture.)

    Ownership of beneficial interests in a Global Security will be limited to participants and to persons that may hold beneficial interests through participants. Accordingly, each person owning a beneficial interest in such Registered Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the relevant Indenture. The Depository may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant Indenture. Protective Life understands that, under existing industry practices, if Protective Life requests any action of holders or any owner of a beneficial interest in such Registered Global Security desires to give any notice or take any action a holder is entitled to give or take under the relevant Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

    Unless otherwise specified in the applicable Prospectus Supplement, payments with respect to principal, premium, if any, and interest, if any, on Debt Securities represented by a Registered Global Security registered in the name of a Depository or its nominee will be made to such Depository or its nominee, as the case may be, as the registered owner of such Registered Global Security.

    Protective Life expects that the Depository for any Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depository. Protective Life also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names", and will be the responsibility of such participants. Nevertheless, payments, transfers, exchanges and other matters relating to beneficial interests in a Registered Global Security may be subject to various policies and procedures adopted by the Depository from time to time. None of Protective Life, the respective Trustees or any agent of Protective Life or the respective Trustees shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a Registered Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests. (Section 3.8 of each Indenture.)

    Unless otherwise specified in the applicable Prospectus Supplement, if the Depository for any Debt Securities represented by a Registered Global Security notifies Protective Life that it is unwilling or unable to continue as Depository and a successor Depository is not appointed by Protective Life within 90 days, Protective Life will issue such Debt Securities in definitive certificated form in exchange for such Registered Global Security. In addition, Protective Life may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Debt Securities of such series in definitive certificated form in exchange for all of the Registered Global Security or Securities representing such Debt Securities. (Section 3.5 of each Indenture.)

    The Debt Securities of a series may also be issued in whole or in part in the form of one or more bearer global securities (a "Bearer Global Security") that will be deposited with a depository, or with a nominee for such depository, identified in the applicable Prospectus Supplement. Any such Bearer Global Securities may be issued in temporary or permanent form. (Section 3.4 of each Indenture.) The specific terms and procedures, including the specific terms of the depository arrangement, with respect to any portion of a series of Debt Securities to be represented by one or more Bearer Global Securities will be described in the applicable Prospectus Supplement.

CONSOLIDATION, MERGER OR SALE BY PROTECTIVE LIFE

    Protective Life shall not consolidate with or merge into any other corporation or sell its assets substantially as an entirety, unless (i) the corporation formed by such consolidation or into which Protective Life is merged or the corporation which acquires its assets is organized in the United States and expressly assumes all of the obligations of Protective Life under each Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have happened and be continuing and (iii) if, as a result of such transaction, properties or assets of Protective Life would become subject to a mortgage, pledge, lien, security interest or other encumbrance not permitted by the Debt Securities of any series, Protective Life or its successor shall take steps necessary to secure such Debt Securities equally and ratably with all indebtedness secured thereby. Upon any such consolidation, merger or sale, the successor corporation formed by such consolidation, or into which Protective Life is merged or to which such sale is made, shall succeed to, and be substituted for Protective Life under each Indenture. (Section 7.1 of each Indenture.)

EVENTS OF DEFAULT, NOTICE AND CERTAIN RIGHTS ON DEFAULT

    Each Indenture provides that, if an Event of Default specified therein occurs with respect to the Debt Securities of any series and is continuing, the Trustee for such series or the holders of 25% in aggregate principal amount of all of the outstanding Debt Securities of that series, by written notice to Protective Life (and to the Trustee for such series, if notice is given by such holders of Debt Securities), may declare the principal of (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount specified in the Prospectus Supplement) and accrued interest on all the Debt Securities of that series to be due and payable (provided, with respect to any Debt Securities (including Subordinated Debentures) issued under the Subordinated Indenture, that the payment of principal and interest on such Debt Securities shall remain subordinated to the extent provided in Article 12 of the Subordinated Indenture). (Section 5.2 of each Indenture.)

    Except as otherwise provided in a Prospectus Supplement relating to the Debt Securities of a particular series, Events of Default with respect to Debt Securities of any series are defined in each Indenture as being: (a) default for 30 days in payment of any interest on any Debt Security of that series or any coupon appertaining thereto or any additional amount payable with respect to Debt Securities of such series as specified in the applicable Prospectus Supplement when due; (b) default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment of any Debt Securities of that series when due; (c) default for 60 days after notice to Protective Life by the Trustee for such series, or by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding, in the performance of any other agreement in the Debt Securities of that series, in the Indenture or in any supplemental indenture or board resolution referred to therein under which the Debt Securities of that series may have been issued; (d) default in payment of principal relating to indebtedness of Protective Life and its consolidated subsidiaries for borrowed money having an aggregate principal amount exceeding $25 million (after the expiration of any applicable grace period with respect thereto), or other default resulting in acceleration of indebtedness of Protective Life and its consolidated subsidiaries for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and such acceleration is not rescinded or annulled within 30 days after the written notice thereof to Protective Life by the Trustee or to Protective Life and the Trustee by the holders of 25% in aggregate principal amount of the Debt Securities of such series then outstanding; PROVIDED that such Event of Default will be remedied, cured or waived if the default that resulted in such Event of Default is remedied, cured or waived; and (e) certain events of bankruptcy, insolvency or reorganization of Protective Life or Protective Life Insurance. (Section 5.1 of each Indenture.) Events of Default with respect to a specified series of Debt Securities may be added to the Indenture and, if so added, will be described in the applicable Prospectus Supplement. (Sections 3.1 and 5.1(7) of each Indenture.)

    Each Indenture provides that the Trustee will, within 90 days after the occurrence of a Default with respect to the Debt Securities of any series, give to the holders of the Debt Securities of that series notice of all Defaults known to it unless such Default shall have been cured or waived; PROVIDED that except in the case of a Default in payment on the Debt Securities of that series, the Trustee may withhold the notice if and so long as the board of directors of Protective Life, the executive committee thereof or a committee of its Responsible Officers in good faith determines that withholding such notice is in the interests of the holders of the Debt Securities of that series. (Section 6.6 of each Indenture.) "Default" means any event which is, or after notice or passage of time or both, would be, an Event of Default. (Section 1.1 of each Indenture.)

    Each Indenture provides that the holders of a majority in aggregate principal amount of the Debt Securities of each series affected (with each such series voting as a class) may, subject to certain limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series, or exercising any trust or power conferred on such Trustee. (Section 5.8 of each Indenture.)

    Each Indenture includes a covenant that Protective Life will file annually with the Trustee a certificate as to Protective Life's compliance with all conditions and covenants of such Indenture. (Section 9.6 of each Indenture.)

    The holders of a majority in aggregate principal amount of any series of Debt Securities by written notice to the Trustee for such series may waive, on behalf of the holders of all Debt Securities of such series, any past Default or Event of Default with respect to that series and its consequences except a Default or Event of Default in the payment of the principal of, premium, if any, or interest, if any, on any Debt Security. (Section 5.7 of each Indenture.)

MODIFICATION OF THE INDENTURES

    Each Indenture contains provisions permitting Protective Life and the Trustee to enter into one or more supplemental indentures without the consent of the holders of any of the Debt Securities in order (i) to evidence the succession of another corporation to Protective Life and the assumption of the covenants of Protective Life by a successor to Protective Life; (ii) to add to the covenants of Protective Life or surrender any right or power of Protective Life; (iii) to add additional Events of Default with respect to any series of Debt Securities; (iv) to add or change any provisions to such extent as necessary to permit or facilitate the issuance of Debt Securities in bearer form; (v) to change or eliminate any provision affecting only Debt Securities not yet issued; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities; (viii) to evidence and provide for successor Trustees or to add or change any provisions to such extent as necessary to permit or facilitate the appointment of a separate Trustee or Trustees for specific series of Debt Securities; (ix) if allowed without penalty under applicable laws and regulations, to permit payment in respect of Debt Securities in bearer form in the United States; (x) to correct any defect or supplement any inconsistent provisions or to make any other provisions with respect to matters or questions arising under such Indenture or to cure any ambiguity or correct any mistake, PROVIDED that any such action does not adversely affect the interests of any holder of Debt Securities of any series then Outstanding; or
(xi) in the case of the Subordinated Indenture, to modify the subordination provisions thereof in a manner not adverse to the holders of Subordinated Debentures of any series then Outstanding (and in the case of Subordinated Debentures issued in return for the proceeds of Preferred Securities of any series then Outstanding, not adverse to the holders of such Preferred Securities). (Section 8.1 of each Indenture.)

    Each Indenture also contains provisions permitting Protective Life and the Trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding Debt Securities affected by such supplemental indenture (with the Debt Securities of each series voting as a class), to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of such Indenture or any supplemental indenture or modifying the rights of the holders of Debt Securities of such series, except that, without the consent of the holder of each Debt Security so affected, no such supplemental indenture may: (i) change the time for payment of principal or premium, if any, or interest on any Debt Security; (ii) reduce the principal of, or any installment of principal of, or premium, if any, or interest on any Debt Security, or change the manner in which the amount of any of the foregoing is determined; (iii) reduce the interest rate, the amount of principal or the amount of premium, if any, payable upon the redemption of any Debt Security; (iv) reduce the amount of principal payable upon acceleration of the maturity of any Original Issue Discount or Indexed Security; (v) change the currency or currency unit in which any Debt Security or any premium or interest thereon is payable; (vi) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security; (vii) reduce the percentage in principal amount of the outstanding Debt Securities affected thereby the consent of whose holders is required for modification or amendment of such Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults; (viii) change the obligation of Protective Life to maintain an office or agency in the places and for the purposes specified in such Indenture; (ix) in the case of the Subordinated Indenture, modify the subordination provisions thereof in a manner adverse to the holders of Subordinated Debentures of any series then Outstanding (and in the case of Subordinated Debentures issued in return for the proceeds of Preferred Securities of any series then Outstanding, adverse to the holders of such Preferred Securities); or (x) modify the provisions relating to waiver of certain defaults or any of the foregoing provisions. (Section 8.2 of each Indenture.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

    In the Subordinated Indenture, Protective Life has covenanted and agreed that any Subordinated Debt Securities (including Subordinated Debentures) issued thereunder are subordinate and junior in right of payment to all Senior
Indebtedness to the extent provided in the Subordinated Indenture. The Subordinated Indenture defines the term "Senior Indebtedness" as the principal, premium, if any, and interest on (i) all indebtedness of Protective Life, whether outstanding on the date of the issuance of Subordinated Debt Securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities, (ii) any indebtedness of others of the kinds described in the preceding clause (i) for the payment of which Protective Life is responsible or liable as guarantor or otherwise and (iii) amendments, renewals, extensions and refundings of any such indebtedness, unless in any instrument or instruments evidencing or securing such indebtedness or pursuant to which the same is outstanding, or in any such amendment, renewal, extension or refunding, it is expressly provided that such indebtedness is not superior in right of payment to Subordinated Debt Securities. The Senior Indebtedness shall continue to be Senior Indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the Senior Indebtedness or extension or renewal of the Senior Indebtedness.

    If (i) Protective Life defaults in the payment of any principal, or premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (ii) an event of default occurs with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default (requesting that payments on Subordinated Debt Securities cease) is given to Protective Life by the holders of Senior Indebtedness, then unless and until such default in payment or event of default shall have been cured or waived or shall have ceased to exist, no direct or indirect payment (in cash, property or securities, by set-off or otherwise) shall be made or agreed to be made on account of the Subordinated Debt Securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of Subordinated Debt Securities.

    In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to Protective Life, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding-up of Protective Life, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,
(iii) any assignment by Protective Life for the benefit of creditors or (iv) any other marshalling of the assets of Protective Life, all Senior Indebtedness (including, without limitation, interest accruing after the commencement of any such proceeding, assignment or marshalling of assets) shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by Protective Life on account of Subordinated Debt Securities. In any such event, any payment or distribution, whether in cash, securities or other property (other than securities of Protective Life or any other corporation provided for by a plan of reorganization or a readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the Subordinated Indenture with respect to the indebtedness evidenced by Subordinated Debt Securities, to the payment of all Senior Indebtedness at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of Subordinated Debt Securities (including any such payment or distribution which may be payable or deliverable by reason of the payment of any other indebtedness of Protective Life being subordinated to the payment of Subordinated Debt Securities) shall be paid or delivered directly to the holders of Senior Indebtedness, or to their representative or trustee, in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full. No present or future holder of any Senior Indebtedness shall be prejudiced in the right to enforce subordination of the indebtedness evidenced by Subordinated Debt Securities by any act or failure to act on the part of Protective Life.

    Senior Indebtedness shall not be deemed to have been paid in full unless the holders thereof shall have received cash, securities or other property equal to the amount of such Senior Indebtedness then outstanding. Upon the payment in full of all Senior Indebtedness, the holders of Subordinated Debt Securities shall be subrogated to all the rights of any holders of Senior Indebtedness to receive any further payments or distributions applicable to the Senior Indebtedness until all Subordinated Debt Securities shall have been paid in full, and such payments or distributions received by any holder of Subordinated Debt Securities, by reason of such subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of Senior Indebtedness, shall, as between Protective Life and its creditors other than the holders of Senior Indebtedness, on the one hand, and the holders of Subordinated Debt Securities, on the other, be deemed to be a payment by Protective Life on account of Senior Indebtedness, and not on account of Subordinated Debt Securities.

    The Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the Prospectus Supplement relating to such Subordinated Debt Securities.

    The Subordinated Indenture places no limitation on the amount of additional Senior Indebtedness that may be incurred by Protective Life. Protective Life expects from time to time to incur additional indebtedness constituting Senior Indebtedness.

DEFEASANCE AND COVENANT DEFEASANCE

    If indicated in the applicable Prospectus Supplement, Protective Life may elect either (i) to defease and be discharged from any and all obligations with respect to the Debt Securities of or within any series (except as otherwise provided in the relevant Indenture) ("defeasance") or (ii) to be released from its obligations with respect to certain covenants applicable to the Debt Securities of or within any series ("covenant defeasance"), upon the deposit with the relevant Trustee (or other qualifying trustee), in trust for such purpose, of money and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on such Debt Securities to Maturity or redemption, as the case may be, and any mandatory sinking fund or analogous payments thereon. As a condition to defeasance or covenant defeasance, Protective Life must deliver to the Trustee an Officer's Certificate and an Opinion of Counsel to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such Opinion of Counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. Additional conditions to defeasance include (x) delivery by Protective Life to the Trustee of an Officer's Certificate to the effect that neither such Debt Securities nor any other Debt Securities of the same series, if then listed on any securities exchange, will be delisted as a result of such defeasance, (y) no Event of Default with respect to such Debt Securities or any other Debt Securities occurring or continuing at the time of such defeasance or, in the case of certain bankruptcy Events of Default, at any time on or prior to the 90th day after the date of such defeasance and (z) such defeasance not resulting in the trust arising from the deposit of any moneys in respect of such defeasance constituting an "investment company" within the meaning of the Investment Company Act unless such trust shall be registered under such Act or exempt from registration thereunder. (Article 4 of each Indenture.) If indicated in the applicable Prospectus Supplement, in addition to obligations of the United States or an agency or instrumentality thereof, Government Obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which Debt Securities of such series are payable. (Sections 1.1 and 3.1 of each Indenture.)

    In addition, with respect to the Subordinated Indenture, in order to be discharged no event or condition shall exist that, pursuant to certain provisions described under "-- Subordination under the Subordinated Indenture" above, would prevent Protective Life from making payments of principal of (and premium, if any) and interest on Subordinated Debt Securities and coupons appertaining thereto at the date of the irrevocable deposit referred to above. (Section 4.6 of the Subordinated Indenture.)

    Protective Life may exercise its defeasance option with respect to such Debt Securities notwithstanding its prior exercise of its covenant defeasance option. If Protective Life exercises its defeasance option, payment of such Debt Securities may not be accelerated because of an Event of Default. If Protective Life exercises its covenant defeasance option, payment of such Debt Securities may not be accelerated by reason of a Default or an Event of Default with respect to the covenants to which such covenant defeasance is applicable.
However, if such acceleration were to occur by reason of another Event of Default, the realizable value at the acceleration date of the money and Government Obligations in the defeasance trust could be less than the principal and interest then due on such Debt Securities, in that the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

NOTICES

    Notices to holders of registered Debt Securities will be given by mail to the addresses of such holders as they may appear in the Register. (Section 1.6 of each Indenture)

TITLE

    Protective Life, the Trustee and any agent of Protective Life or the Trustee may treat the Person in whose name a Debt Security is registered as the absolute owner thereof (whether or not such Debt Security may be overdue) for the purpose of receiving payment and for all other purposes. (Section 3.8 of each Indenture)

GOVERNING LAW

    The Indentures and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 1.11 of each Indenture)

THE TRUSTEES

    The Bank of New York is the Trustee under the Senior Indenture. AmSouth Bank is the Trustee under the Subordinated Indenture. Protective Life may also maintain banking and other commercial relationships with each of the Trustees and their affiliates in the ordinary course of business. The Indentures contain certain limitations on the right of each Trustee, should it become a creditor of Protective Life, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. Each Trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest and there is a default under the Debt Securities, it must eliminate such conflict or resign.

                DESCRIPTION OF CAPITAL STOCK OF PROTECTIVE LIFE

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

    The authorized capital stock of Protective Life is 84,000,000 shares, consisting of:

        (a) 3,850,000 shares of Preferred Stock, par value $1.00 per share, of which no shares were outstanding as of June 30, 1994;

        (b) 150,000 shares of Junior Participating Cumulative Preferred Stock, par value $1.00 per share (the "Junior Preferred Stock"), of which no shares were outstanding as of June 30, 1994; and

        (c) 80,000,000 shares of Common Stock, par value $.50 per share (the "Common Stock"), of which 13,698,752 shares (as well as the same number of Preferred Share Purchase Rights ("Rights") to purchase shares of Junior Preferred Stock pursuant to the Rights Agreement, dated July 13, 1987 (the "Rights Agreement"), between Protective Life and AmSouth Bank, as Rights Agent) were outstanding as of June 30, 1994.

    In general, the classes of authorized capital stock are afforded preferences with respect to dividends and liquidation rights in the order listed above. The Board of Directors of Protective Life is empowered, without approval of the stockholders, to cause the Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by it. The specific matters that may be determined by the Board of Directors include the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of Preferred Stock (or of the entire class of Preferred Stock if none of such shares have been issued), the number of shares constituting any such series and the terms and conditions of the issue thereof. The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to the (i) Restated Certificate of Incorporation of Protective Life, as amended (the "Restated Certificate of Incorporation"), (ii) the By-laws of Protective Life and (iii) the Rights Agreement, copies of each of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.

    No holders of any class of Protective Life's capital stock are entitled to preemptive rights.

               DESCRIPTION OF PREFERRED STOCK OF PROTECTIVE LIFE

    The particular terms of any series of Preferred Stock offered hereby ("Offered Preferred Stock") will be set forth in the Prospectus Supplement relating thereto. The rights, preferences, privileges and restrictions, including dividend rights, voting rights, terms of redemption and liquidation preferences, of the Offered Preferred Stock of each series will be fixed or designated pursuant to a certificate of designation adopted by the Board of Directors or a duly authorized committee thereof. The description of the terms of a particular series of Offered Preferred Stock that will be set forth in a Prospectus Supplement does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to such series.

                 DESCRIPTION OF COMMON STOCK OF PROTECTIVE LIFE

GENERAL

    Subject to the rights of the holders of any shares of Preferred Stock which may at the time be outstanding, holders of Common Stock are entitled to such dividends as the Board of Directors may declare out of funds legally available therefor. The holders of Common Stock will possess exclusive voting rights in Protective Life, except to the extent the Board of Directors specifies voting power with respect to any Preferred Stock issued. Except as hereinafter described, holders of Common Stock are entitled to one vote for each share of Common Stock, but will not have any right to cumulate votes in the election of directors. In the event of liquidation, dissolution or winding up of Protective Life, the holders of Common Stock are entitled to receive, after payment of all of Protective Life's debts and liabilities and of all sums to which holders of any Preferred Stock may be entitled, the distribution of any remaining assets of Protective Life. Holders of Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. Any shares of Common Stock sold hereunder will be fully paid and non-assessable. AmSouth Bank of Birmingham, Alabama is the registrar and transfer agent for the Common Stock. The Common Stock is listed on the New York Stock Exchange under the symbol "PL."

CERTAIN PROVISIONS

    The provisions of Protective Life's Restated Certificate of Incorporation that are summarized below may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

    ISSUANCE OF PREFERRED STOCK. Pursuant to the Restated Certificate of Incorporation, the Board of Directors by resolution may establish one or more series of Preferred Stock having such number of shares, designation, relative voting rights, dividend rights, dividend rates, liquidation and other rights, preferences and limitations as may be fixed by the Board of Directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Protective Life.

    BUSINESS COMBINATIONS. Protective Life's Restated Certificate of Incorporation contains a "fair price" provision which generally requires that certain "Business Combinations" with a "Related Person" (generally the beneficial owner of at least 20 percent of Protective Life's voting stock) be approved by the holders of at least 80 percent of Protective Life's voting stock and the holders of at least 67 percent of the voting stock held by stockholders other than such Related Person, unless (a) the transaction is approved by at least a majority of the "Continuing Directors" of Protective Life, or (b) the Business Combination is either a "Reorganization" or a Business Combination in which Protective Life is the surviving corporation and, in either event, the cash or fair market value of the property, securities or other consideration to be received per share as a result of the Business Combination by holders of the Common Stock of Protective Life other than the Related Person is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by such Related Person in acquiring any holdings of Protective Life's Common Stock either in or subsequent to the transaction or series of transactions by reason of which the Related Person became a Related Person. Protective Life's Restated Certificate of Incorporation defines "Business Combination" as (i) any Reorganization of Protective Life or a subsidiary of Protective Life, (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a pledge, mortgage or any other security device, of all or any "Substantial Part" of the assets either of Protective Life or of a subsidiary of Protective Life, (iii) any sale, lease, exchange, transfer or other disposition of all or any "Substantial Part" of the assets of an entity to Protective Life or a subsidiary of Protective Life, (iv) the issuance of any securities of Protective Life or any subsidiary of Protective Life except if such issuance were a stock split, stock dividend or other distribution pro rata to all holders of the same class of voting stock, (v) any recapitalization or reclassification of Protective Life's securities (including any reverse stock split) that would have the effect of increasing the voting power of an entity and (vi) any agreement, contract, plan or other arrangement providing for any of the transactions described in the definition of Business Transaction. "Continuing Director" is defined to mean a director who was a member of the Board of Directors of Protective Life immediately prior to the time such Related Person became a Related Person. "Substantial Part" is defined as more than 20 percent of the fair market value of the total assets of the corporation in question, as determined in good faith by a majority of the Continuing Directors as of the end of its most recent fiscal year ending prior to the time the determination is being made. "Reorganization" is defined to mean a merger, consolidation, plan of exchange, sale of all or substantially all of the assets (including, as pertains to a subsidiary of Protective Life, bulk reinsurance or cession of substantially all of its policies and contracts) or other form of corporate reorganization pursuant to which shares of voting stock, or other securities of the subject corporation, are to be converted or exchanged into cash or other property, securities or other consideration. Under the Restated Certificate of Incorporation, the amendment of, repeal of or adoption of any provision inconsistent with provisions of the Restated Certificate of Incorporation relating to Business Combinations with a

Related Person requires the affirmative vote of the holders of at least 80 percent of Protective Life's voting stock and the holders of at least 67 percent of Protective Life's voting stock held by holders other than such Related Person.

SHARE PURCHASE RIGHTS PLAN

    On July 13, 1987, the Board of Directors of Protective Life declared a dividend distribution of one Right for each outstanding share of Common Stock. The distribution was payable on July 28, 1987 to the shareholders of record on that date. Each Right entitles the registered holder to purchase from Protective Life one one-hundredth of a share of Junior Preferred Stock at a price of $52 per one one-hundredth of a share of Junior Preferred Stock (the "Purchase Price"), subject to adjustment.

    Until the earlier to occur of (i) ten days following the time of a public announcement or notice to Protective Life that a person or group of affiliated or associated persons (an "Acquiring Person") acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding Common Stock of Protective Life (the "Stock Acquisition Time") or (ii) ten days following the commencement or announcement of an intention to make a tender offer or exchange offer which, if successful, would cause the bidder to own 30% or more of the outstanding Common Stock (the earlier of such dates being called the "Distribution Date"), the Rights will be evidenced, with respect to any of the Common Stock certificates outstanding as of July 28, 1987, by such Common Stock certificate with a copy of a "Summary of Rights" attached thereto. The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Until the Distribution Date (or earlier redemption or expiration of the Rights), new Common Stock certificates issued after July 28, 1987, upon transfer or new issuance of the Common Stock, will contain a notation incorporating the Rights Agreement by reference. Until the Distribution Date (or earlier redemption or expiration of the Rights), the surrender for transfer of any of the Common Stock certificates outstanding as of July 28, 1987, even without a copy of a "Summary of Rights" attached thereto, will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate. As soon as practicable following the Distribution Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date and such separate Right Certificates alone will evidence the Rights.

    The Rights are not exercisable until the Distribution Date. The Rights will expire on July 28, 1997, unless earlier redeemed by Protective Life as described below or extended.

    The Purchase Price payable, and the number and kind of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Junior Preferred Stock, (ii) upon the grant to holders of Junior Preferred Stock of certain rights, options or warrants to subscribe for or purchase Junior Preferred Stock or convertible securities at less than the current market price of Junior Preferred Stock or (iii) upon the distribution to holders of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of Rights and number of shares of Junior Preferred Stock issuable upon the exercise of each Right are subject to adjustment in the event of a stock split, combination or stock dividend on the Common Stock.

    In the event that after the Stock Acquisition Time, Protective Life is acquired in a merger or other business combination transaction or more than 50% of its assets or earning power is sold, proper provision shall be made so that each holder of a Right (other than the Acquiring Person) shall thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction would have a market value of two times the exercise price of the Right. In the event that Protective Life were the surviving corporation in a merger and its Common Stock was not changed or exchanged, or in the event that an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, proper provision shall be made so that each holder of a

Right (other than the Acquiring Person) will thereafter have the right to receive upon exercise that number of shares of the Common Stock (or, in certain circumstances, a combination of cash, other property, Preferred Stock, Common Stock and/or other securities) having a market value of two times the exercise price of the Right.

    With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price. No fractions of Rights or fractional shares will be issued (other than fractional shares which are integral multiples of one one-hundredth of a share of Junior Preferred Stock which may, upon the election of Protective Life, be evidenced by depository receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Rights or Junior Preferred Stock, as the case may be, on the last trading date of exercise.

    At any time prior to the earlier of ten business days following public announcement or notice to Protective Life that a person or group of affiliated or associated persons has acquired beneficial ownership of 20% or more of the outstanding shares of Common Stock and July 28, 1997, Protective Life may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). After such redemption period has expired, Protective Life's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to 5% or less of the outstanding shares of Common Stock. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 Redemption Price per Right.

    Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Protective Life, other than rights resulting from such holder's ownership of shares of Common Stock, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Protective Life, stockholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Stock (or other consideration) of Protective Life or for common stock of the acquiring company as set forth above.

    The Rights and the Rights Agreement can be amended by the Board of Directors of Protective Life (after the Stock Acquisition Time, only with the approval of a majority of the Continuing Directors) in any respect whatsoever up until the close of business on the tenth business day following the Stock Acquisition Time, and thereafter in certain respects which do not adversely affect the interests of holders of Right Certificates (other than an Acquiring Person or its affiliates of associates).

    For purposes of the Rights Agreement, the term "Continuing Director" means any member of the Board of Directors of Protective Life who was a member of the Board prior to the Stock Acquisition Time, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person, or an affiliate or associate of an Acquiring Person, or any representative of the foregoing entities.

    The Rights have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Protective Life in a manner which causes the Rights to become exercisable unless the offer is conditioned on substantially all the Rights being acquired. This potential dilution may have the effect of delaying, deferring or discouraging attempts to acquire control of Protective Life which are not approved by Protective Life's Board of Directors. However, the Rights should not interfere with any merger or other business combination approved by Protective Life's Board of Directors.

    The foregoing description of the Rights Agreement is qualified in its entirety by reference to the complete terms of the Rights as set forth in the Rights Agreement. The Rights Agreement is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part. A copy of the Rights Agreement can be obtained as described under "Available Information".

DESCRIPTION OF JUNIOR PREFERRED STOCK

    GENERAL. In connection with the Rights Agreement, 150,000 shares of Junior Preferred Stock have been reserved and authorized for issuance by the Board of Directors of Protective Life. No shares of Junior Preferred Stock are outstanding as of the date of this Prospectus. The following statements with respect to the Junior Preferred Stock do not purport to be complete and are subject to the detailed provisions of the Restated Certificate of Incorporation and the certificate of designation relating to the Junior Preferred Stock (the "Certificate of Designation"), which are filed as exhibits to the Registration Statement of which this Prospectus is a part.

    RANKING. The Junior Preferred Stock shall rank junior to all other series of Protective Life's Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

    DIVIDENDS AND DISTRIBUTIONS. Subject to the prior and superior rights of the holders of any share of any series of Preferred Stock ranking prior to and superior to the shares of Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock and of any other junior stock which may be outstanding, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for that purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as "Quarterly Dividend Payment Date") commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $2.50 per share ($10.00 per annum) or (b) (subject to adjustment upon certain dilutive events) 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock, since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock.

    Protective Life shall declare a dividend or distribution on the Junior Preferred Stock immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $2.50 per share ($10.00 per annum) on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

    VOTING RIGHTS. The holders of shares of Junior Preferred Stock shall have the following voting rights: (a) subject to adjustment upon certain dilutive events, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes (and each one one-hundredth of a share of Junior Preferred Stock shall entitle the holder thereof to one vote) on all matters submitted to a vote of the stockholders of Protective Life; (b) except as otherwise provided by the Certificate of Designation, the Restated Certificate of Incorporation, any other certificate of designation creating a series of preferred stock or any similar stock or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of Protective Life; and (c) except as provided in the Certificate of Designation or by applicable law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required for authorizing or taking any corporate action.

    LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation (voluntary or otherwise), dissolution or winding up of Protective Life, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received the higher of (i) $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or
(ii) an aggregate amount per share, subject to adjustment upon certain dilutive events, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock; nor shall any distribution be made to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding-up.

    CONSOLIDATION, MERGER, ETC. In case Protective Life shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, or otherwise changed, then in any such case, each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share (subject to adjustment upon certain dilutive events) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

    CERTAIN RESTRICTIONS. Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, Protective Life shall not: (i) declare or pay dividends on, or make any other distributions on any shares or stock ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Junior Preferred Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock except dividends paid ratably on the Junior Preferred Stock, and all such parity stock on which the dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, provided that Protective Life may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of Protective Life ranking junior (either as to dividends or upon liquidation, dissolution or winding-up) to the Junior Preferred Stock; or (iv) purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding-up) with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series or classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes. Protective Life shall not permit any subsidiary of Protective Life to purchase or otherwise acquire for consideration any shares of stock of Protective Life unless Protective Life could, in accordance with the foregoing restrictions, purchase or otherwise acquire such shares at such time and in such manner.

    REDEMPTION.  The shares of Junior Preferred Stock are not redeemable.

CERTAIN LIMITATIONS ON DIVIDENDS AND OTHER PAYMENTS

    Under the terms of the 9% Subordinated Debentures, Series A of Protective Life (the "Series A Subordinated Debentures"), so long as Protective Life is not in default in the payment of interest on the Series A Subordinated Debentures, Protective Life has the right at any time to extend the interest payment period to the next interest payment date by a period (not to exceed 60 months from the last date on which interest was paid in full). During any such extended interest period, or at any time during which there is an uncured Default or Event of Default (as defined in the Subordinated Indenture, see "Description of Debt Securities of Protective Life -- Events of Default, Notice and Certain Rights on Default") under the Series A Subordinated Debentures, Protective Life is prohibited from paying any dividends on, or redeeming, purchasing, acquiring or making a liquidation payment with respect to, any of its shares of capital stock or make any guarantee payments with respect to the foregoing (other than (a) redemptions or purchases pursuant to the Rights Agreement or any successor plan to the share purchase plan established pursuant to such Rights Agreement and (b) payments under any guarantee of the Series A Preferred Securities or other Preferred Securities ranking PARI PASSU with the Series A Preferred Securities).

               DESCRIPTION OF PREFERRED SECURITIES OF PLC CAPITAL

    The issued capital of PLC Capital consists of one Class A Interest, which is owned by Protective Life, one Class B Interest, which is owned by a wholly-owned subsidiary of Protective Life, and $55,000,000 in aggregate principal amount of Series A Preferred Securities which are listed on the New York Stock Exchange under the trading symbol "PL Pr M."

    PLC Capital is authorized to issue from time to time Preferred Securities in one or more series, with such dividend rights, liquidation preferences, redemption provisions, voting rights and other rights, powers and duties as shall be established by the L.L.C. Agreement and written actions (the "Actions") taken, or to be taken, by the Managing Member establishing such rights, powers and duties (which Actions, when taken, constitute an amendment and supplement to, and become a part of, the L.L.C. Agreement). The L.L.C. Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and a copy of the Action relating to Preferred Securities of any series will be filed with the Commission at or prior to the time of the sale of the Preferred Securities of such series. Preferred Securities will be issued in registered form only.

    The Managing Member is authorized, subject to the provisions of the L.L.C. Agreement, to establish by Actions for each series of Preferred Securities, and the applicable Prospectus Supplement shall set forth with respect to such series: (i) the maximum number of Preferred Securities to constitute such series and the distinctive designation thereof; (ii) the dividend rate, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class of Membership Securities or on any other series of Preferred Securities, and whether such dividends shall be cumulative or noncumulative; (iii) whether the Preferred Securities of such series shall be subject to redemption, and, if so, the times, prices and other terms and conditions thereof; (iv) the rights of the holders of Preferred Securities of such series upon the dissolution, liquidation or winding-up of PLC Capital; (v) whether the Preferred Securities of such series shall be subject to a retirement or sinking fund, and, if so, the extent, terms and provisions relative to the operation thereof; (vi) whether the Preferred Securities of any series shall be convertible into, or exchangeable for, Membership Securities of any other class or series or securities of any other kind, including securities issued by Protective Life or any of its affiliates, and, if so, the price or rate of conversion or exchange and any method of adjusting the same; (vii) the limitations and restrictions, if any, to be applicable while any Preferred Securities of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by PLC Capital of, Common Securities or any other class of Membership Securities or any other series of Preferred Securities ranking junior to the Preferred Securities of such series either as to dividends or upon liquidation; (viii) the conditions or restrictions, if any, upon the creation of indebtedness of PLC Capital or upon the issue of any additional Membership Securities (including additional Preferred Securities of such series or of any other series) ranking on a parity with or prior to the Preferred Securities of such series as to dividends or distributions of assets upon liquidation; (ix) the voting rights, if any, of Preferred Securities of such series; and (x) any other relative rights, powers and duties as shall not be inconsistent with the L.L.C. Agreement. In connection with the foregoing the Managing Member is authorized to take any action, including amendment of the L.L.C. Agreement, without the vote or approval of any holder of Preferred Securities (other than the requisite vote or approval, if any, of holders of any outstanding series of Preferred Securities to the extent provided in the Action relating to such series), including any Action to create under the provisions of the L.L.C. Agreement a class (or series of a class) or group of Membership Securities that was not previously outstanding.

    All Preferred Securities of any one series shall be identical with each other in all respects, except that Preferred Securities of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative. All series of Preferred Securities shall rank equally and be identical in all respects, except as permitted by the L.L.C. Agreement provisions summarized in the preceding paragraph, and all Preferred Securities shall rank senior to the Common Securities both as to dividends and upon liquidation. The Common Securities are also subject to all the rights, powers and duties of the Preferred Securities as are established in the L.L.C. Agreement and as shall be established in any Actions of the Managing Member pursuant to the authority summarized in the preceding paragraph.

   DESCRIPTION OF CERTAIN CONTRACTUAL BACK-UP OBLIGATIONS OF PROTECTIVE LIFE

THE GUARANTEE OF CERTAIN PAYMENTS

    Protective Life, by an irrevocable and unconditional subordinated guarantee (the "Guarantee"), will agree, to the limited extent set forth herein and in the related Prospectus Supplement, to pay in full, to the holders of Preferred Securities of any series, the Guarantee Payments (as defined below), as and when due, regardless of any defense, right of set-off or counterclaim which PLC Capital may have or assert. The Guarantee will constitute a guarantee of payment and may be enforced by holders of Preferred Securities directly against Protective Life. The following payments to the extent not made by PLC Capital (the "Guarantee Payments") will be subject to the Guarantee (without duplication): (i) any accumulated and unpaid dividends which have theretofore been declared on the Preferred Securities of such series out of funds held by PLC Capital and legally available therefor; (ii) the redemption price (including all accumulated and unpaid dividends whether or not declared) payable, out of funds held by PLC Capital and legally available therefor, with respect to any Preferred Securities of such series called for redemption by PLC Capital; and
(iii) in the event of any dissolution, liquidation or winding-up of PLC Capital, the lesser of (a) the aggregate of the liquidation preference of the Preferred Securities of such series and all accumulated and unpaid dividends (whether or not declared) to the date of payment and (b) the amount of remaining assets of PLC Capital legally available to holders of Preferred Securities of such series. In addition, Protective Life will unconditionally and irrevocably guarantee, in the event of any exchange by PLC Capital of Preferred Securities for
Subordinated Debentures (to the extent permitted by the Action for such Preferred Securities), delivery of certificates representing the proper amount of such Subordinated Debentures in conformity with the Action for such series. Protective Life's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by Protective Life to the holders of Preferred Securities of such series or by causing PLC Capital to pay such amounts to such holders. The Prospectus Supplement relating to a series of Preferred Securities will describe any additional covenants or other terms of the Guarantee with respect to such series. The Guarantee will rank PARI PASSU with Subordinated Debentures and, accordingly, will be subordinate and junior in right of payment to all Senior Indebtedness in a manner identical to that described under "Description of Debt Securities of Protective Life -- Subordination under the Subordinated Indenture."

    THE GUARANTEE IS NOT A GUARANTEE THAT ANY PARTICULAR DIVIDEND OR AMOUNT ON LIQUIDATION, DISSOLUTION OR WINDING UP WILL BE PAID; RATHER, THE GUARANTEE IS SOLELY A GUARANTEE OF PAYMENT OF DIVIDENDS, IF ANY, THAT ARE IN FACT DECLARED OUT OF FUNDS HELD BY PLC CAPITAL AND LEGALLY AVAILABLE THEREFOR, OF THE REDEMPTION PRICE PAYABLE, OUT OF FUNDS HELD BY PLC CAPITAL AND LEGALLY AVAILABLE THEREFOR, WITH RESPECT TO THE PREFERRED SECURITIES OF ANY SERIES CALLED FOR REDEMPTION BY PLC CAPITAL AND OF AMOUNTS, IF ANY, AVAILABLE FOR DISTRIBUTION TO THE HOLDERS OF THE PREFERRED SECURITIES OF ANY SERIES UPON LIQUIDATION, DISSOLUTION OR WINDING UP AFTER SATISFACTION OF ALL CREDITORS OF PLC CAPITAL.

SUBORDINATED DEBENTURES

    Protective Life will issue Subordinated Debentures to PLC Capital to evidence the loans to be made by PLC Capital of the proceeds of (i) Preferred Securities of each series and (ii) Common Securities and related capital contributions ("Common Securities Payments"). See "Description of Debt Securities of Protective Life" for a summary of the material provisions of the Subordinated

Indenture, under which the Subordinated Debentures will be issued. References to provisions of the Subordinated Indenture in this Prospectus and in the relevant Prospectus Supplement are qualified in their entirety by reference to the text of the Subordinated Indenture, a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The aggregate dollar amount of the Subordinated Debentures relating to Preferred Securities of any series will be set forth in the Prospectus Supplement for such series and will equal the aggregate liquidation preference of the Preferred Securities of such series, together with the related Common Securities Payments.

                              PLAN OF DISTRIBUTION

    Protective Life may sell any of the Debt Securities, Preferred Stock and Common Stock, and PLC Capital may sell any of the Preferred Securities, being offered hereby in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; and (iv) directly by Protective Life or PLC Capital, as the case may be, to purchasers.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

    Offers to purchase Offered Securities may be solicited by agents designated by Protective Life or PLC Capital, as the case may be, from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by Protective Life or PLC Capital to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

    If Offered Securities are sold by means of an underwritten offering, Protective Life and/or PLC Capital will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Offered Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities if any are purchased.

    If a dealer is utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, Protective Life or PLC Capital, as the case may be, will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

    Offers to purchase Offered Securities may be solicited directly by Protective Life or PLC Capital, as the case may be, and the sale thereof may be made by Protective Life or PLC Capital, as the case may be, directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

    Agents, underwriters and dealers may be entitled under relevant agreements with Protective Life and/or PLC Capital to indemnification by Protective Life and/or PLC Capital against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

    Each series of Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the New York Stock Exchange. Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. Protective Life may elect to list any series of Debt Securities or Preferred Stock, and PLC Capital may elect to list any series of Preferred Securities, on an exchange, but neither company shall be obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Offered Securities.

    Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, Protective Life and its subsidiaries (including PLC Capital) in the ordinary course of business.

    Offered Securities may also be offered and sold, if so indicated in the Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Protective Life or PLC Capital, as the case may be. Any remarketing firm will be identified and the terms of its agreement, if any, with Protective Life or PLC Capital and its compensation will be described in the Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with Protective Life to indemnification or contribution by Protective Life and/or PLC Capital against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for Protective Life and its subsidiaries (including PLC Capital) in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, Protective Life or PLC Capital, as the case may be, may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase Offered Securities from Protective Life or PLC Capital, as the case may be, at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a specified date or dates. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to Contracts accepted by Protective Life.

                             VALIDITY OF SECURITIES

    Unless otherwise indicated in the applicable Prospectus Supplement, the validity of any Offered Securities offered hereby and of the Guarantee and the Subordinated Debentures relating to any Preferred Securities of PLC Capital offered hereby will be passed upon for Protective Life and PLC Capital by Debevoise & Plimpton, 875 Third Avenue, New York, New York and for any underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York. Debevoise & Plimpton and Sullivan & Cromwell may rely upon Richards, Layton & Finger, P.A., special Delaware counsel to Protective Life and PLC Capital, as to all matters of Delaware law relating to any Preferred Securities.

                                    EXPERTS

    The consolidated balance sheets of Protective Life as of December 31, 1993 and 1992 and the related consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1993 and the related financial statement schedules which are incorporated by reference or included in Protective Life's Annual Report on Form 10-K for the year ended December 31, 1993 and which have been incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report, which includes an explanatory paragraph with respect to changes in Protective Life's methods of accounting for certain investments in debt and equity securities in 1993 and postretirement benefits other than pensions in 1992, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    With respect to the unaudited interim financial information for Protective Life Corporation and subsidiaries for the three-month periods ended March 31, 1994 and 1993 and the three-month and six-month periods ended June 30, 1994 and 1993 incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Registration Statement of which this Prospectus forms a part states that they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

    The financial statements of Wisconsin National Life Insurance Company as of December 31, 1992 and 1991, and for each of the years in the two year period ended December 31, 1992, incorporated by reference in or included in Protective Life's Current Report on Form 8-K, dated August 4, 1993, have been incorporated herein by reference in reliance upon the report of KPMG Peat Marwick, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

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    NO  PERSON  HAS BEEN  AUTHORIZED  TO GIVE  ANY  INFORMATION OR  TO  MAKE ANY
REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.
                            ------------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT


                                                   PAGE
                                                 ---------
Protective Life Corporation....................        S-3
Investment Considerations......................        S-5
Recent Developments............................        S-7
Capitalization.................................        S-8
Use of Proceeds................................        S-8
Selected Consolidated Financial Data...........        S-9
Description of the Notes.......................       S-11
Certain United States Income Tax
  Considerations...............................       S-16
Plan of Distribution...........................       S-20
Legal Opinions.................................       S-21
Experts........................................       S-21
                        PROSPECTUS
Available Information..........................          2
Incorporation of Certain Documents by
  Reference....................................          2
Protective Life Corporation....................          3
PLC Capital L.L.C..............................          3
Use of Proceeds................................          4
Ratios of Consolidated Earnings to Fixed
  Charges......................................          4
Description of Debt Securities of Protective
  Life.........................................          5
Description of Capital Stock of Protective
  Life.........................................         14
Description of Preferred Stock of Protective
  Life.........................................         15
Description of Common Stock of Protective
  Life.........................................         15
Description of Preferred Securities of PLC
  Capital......................................         21
Description of Certain Contractual Back-Up
  Obligations of Protective Life...............         22
Plan of Distribution...........................         23
Validity of Securities.........................         24
Experts........................................         24


                                  $45,000,000

                                PROTECTIVE LIFE
                                  CORPORATION

                               MEDIUM-TERM NOTES
                    DUE 15 YEARS OR MORE FROM DATE OF ISSUE

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                  -----------


                          EDWARD D. JONES & CO., L.P.



                               NOVEMBER 15, 1996


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